UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2021

____________________

IdentifySensors Biologics Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	85-1615176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

20600 Chagrin Boulevard, Suite 450 Shaker Heights, Ohio	441223
(Address of principal executive offices)	(zip code)

(216) 543-3031

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.0001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

Item 1. Business

As used in this Annual Report, all references to the “Company,” “we,” “us” and “our” refer to IdentifySensors Biologics Corp.

Overview

The COVID-19 pandemic has emerged as one of the costliest humanitarian crises in modern history, with millions lives lost and countless resources deployed to mitigate its impact. Testing is our window onto the virus and how it spreads, mutates, and causes negative health outcomes. By many measures, testing has been inadequate since the beginning of the pandemic and many of the challenges remain.

Despite the remaining challenges, 3.7 billion COVID tests have been conducted and reported world-wide as of the date of this annual report. With every mutation and wave of infection, testing demand tends to grow. Within the last 30 days, beginning October 15, 2021 through November 15, 2021, 293 million tests were conducted worldwide. Of those 293 million tests conducted, more than 7 percent were positive; a positivity rate of less than 5 percent is one indication that the pandemic is under control.

With testing remaining a critical component to combating COVID-19, our goal is to provide a test that is as accurate as laboratory-based reverse transcription polymerase chain reaction (RT-PCR) tests; is as fast as rapid antigen tests; can be used at home or at the “point-of-care” and is dramatically less expensive than other molecular tests currently on the market.

Despite being the world’s largest test provider, the U.S. is still struggling to satisfy demand for a cost-effective, rapid and highly accurate molecular test that can be conducted at home. The inadequacies of testing in the U.S. seems to be due in-part to an over-reliance on resource-intensive, yet highly accurate laboratory-based RT-PCR tests and cost-effective, yet inaccurate antigen tests. While RT-PCR is considered to be the most accurate diagnostic method available today, the lab-based test is far too resource intensive to be deployed at scale.

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A stopgap that addressed some of the testing inadequacies includes rapid antigen testing. Antigen tests are known to be rapid and inexpensive, however they are also known to be less accurate than molecular tests. Antigen tests also have demonstrated difficulty in identifying infected individuals with low viral loads. With an estimated half of all COVID cases being transmitted through asymptotic or pre-symptomatic individuals, antigen tests have a limited ability to serve as an effective testing tool.

We intend to fill the gap in testing capability by developing an affordable molecular test that can be conducted frequently and returns results within minutes. We intend for our test to detect the specific genes of SARS-CoV-2 at concentrations comparable to lab-based RT-PCR tests, while overcoming many of the limitations of existing molecular tests. Development of our products has not been completed and have not been subjected to any third-party testing. We cannot yet market or sell any of our products and so we cannot guaranty that they will obtain any acceptance in the marketplace. As a result, we cannot guarantee that our products can be successfully developed and commercialized.

Our proposed approach avoids the limiting element of other molecular tests such as enzymatic reactions (reverse transcriptase), amplification, sample preservation or sample transportation, which can introduce artifacts and raises the risk of inaccurate results.

As of the date of this report, we have successfully and repeatedly identified the N1 gene for target RNA in heat-inactivated virus saliva test samples and in heat-inactivated clinical saliva samples at concentrations comparable to lab-based RT-PCR tests. The time of detection is within five minutes. As of the date of this report, we have been developing, but not completed prototypes and have not undertaken or commissioned any studies. Further development is needed to achieve repeatable results under various conditions required by regulators, manufacturers, and consumers.

Table 1 presents critical elements of RT-PCR molecular tests and how our electrochemical molecular test compares to them. We intend our test to be faster, more scalable, more cost-effective, digital and to present fewer production and operational challenges by not relying on enzymes or reagents that have supply availability and quality issues. We also intend to have a simple sample collection and testing method that does not require sample preservation, amplification and returns results in minutes.

Table 1: Comparison of Critical Test Elements Between Laboratory-Based RT-PCR Tests and IdentifySensors Biologics’ Rapid Electrochemical Point-of-Care Test

Critical Test Element	Laboratory-Based RT-PCR Molecular Tests	IdentifySensors Biologics Electrochemical Test
Sample Collection	Nasal or Throat Swab	Saliva
Sample Preservation/Transportation	Yes	No
Selectivity/Sensitivity	EUA [1]	Pre-EUA
Use of Enzymes & Reagents	Yes	No
Use of Amplification	Yes	No
Speed	Days (Often)	Minutes (Always)
Scalability	Low (Laboratory-Based)	High (Point-of-Care)
Cost-Effectiveness	Low (actual $150/test)	High (estimated $38/test with one-time purchase of reusable reader for $108)
Test Output	Manual/Written (Often)	Automatic/Digital (Always)
Test Reporting	Manual/Transcribed (Often)	Automatic/Cloud (Always)

Product Pricing, Intended Target Markets & Patents

We intend to target three markets: 1) essential businesses, testing clinics and other healthcare facilities (referred throughout at BUSINESSES), 2) individuals and families (referred throughout as INDIVIDUALS & FAMILIES), and 3) public sector agencies responsible for providing highly available and affordable COVID-19 testing (referred throughout as PUBLIC).

1.	BUSINESSES operating in critical and essential industries such as education, healthcare, retail, transportation and trade, travel and hospitality and agriculture among other industries need a fast, accurate and inexpensive high-volume option for implementing robust testing programs. The simplicity of our platform could allow the test to be administered at a nurse’s station using a saliva test sample, with the results being transmitted to a secure private cloud within minutes where the results are stored and managed. The system could also automatically perform the standard reporting to state health laboratories and the CDC, enabling real-time tracking, tracing, and more efficient management of pandemic resources. The system could also integrate with Electronic Health Record (EHR) systems, Customer Relationship Management (CRM) systems and various other security and enterprise data systems.

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2.	INDIVIDUALS & FAMILIES need a fast, accurate and inexpensive personal diagnostic platform for regular testing to mitigate the risk of contracting COVID from daily activities. The platform device intends to be able to be operated by untrained individuals at home or in non-clinical settings using saliva samples, with results being transmitted wirelessly within minutes to a software app on a personal smart device. Standard routine reporting for infectious disease can be performed automatically via the cloud.

3.	PUBLIC needs access to rapid, accurate and inexpensive testing technology that definitively diagnoses COVID-19 infections. The diagnostic platform intends to serve public sector entities responsible for administering high volumes of public COVID-19 testing. The platform intends to be operated by trained professionals in non-clinical settings such as airports, ports of entry, train stations, parking lots or other public testing locations, with results transmitted by Wide Area Network (WAN) to the private cloud for rapid processing, tracking, tracing and pandemic resource management. Standard routine reporting for infectious disease can be performed automatically via the cloud.

Table 2: Estimated Pricing for Each IdentifySensors Biologics Diagnostic Platform Component

ESTIMATED WHOLESALE PRICE	BUSINESSES	INDIVIDUALS & FAMILIES	PUBLIC
Multiple-Use Reader	$108	$108	$108
Single-Use Test Cartridge	$38	$38	$38

Note: 1) Multiple-Use components intend to consist of a single reader capable of completing thousands of tests before requiring replacement. Single-Use components intend to consist of a saliva sample collection swab and a test cartridge. 2) Estimated pricing is subject to change.

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals and agriculture. The licensed intellectual property portfolio consists of at least three issued utility patents and at least five pending patents. We also have the right to use these two granted utility patents and five pending patents as well as future patents through perpetual licenses with our parent company IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC.

Table 3: Active and Patent Pending Portfolio

Patent Number	Patent Status (Expiration)	Title
9,922,525	Active through (8/12/2036)	Monitoring System for Use with Mobile Communication Device
10,395,503	Active through (8/12/2036)	Monitoring System for Use with Mobile Communication Device
11,172,339	Active through (07/11/2040)	Method and Devices for Detecting Chemical Compositions and Biological Pathogens
16,513,753	Pending	Monitoring System for Use with Mobile Communication Device
16,926,701	Notice of Allowance	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,324,085	Notice of Allowance	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,498,601	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,504,421	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,505,610	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,505,611	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens

Testing Capacity in the U.S. is Less Than it Should Be

Achieving elevated levels of testing is difficult, but we believe eventually is possible. To do so, we believe the U.S. cannot rely on laboratory-based RT-PCR alone. RT-PCR tests have demonstrated to be far too resource intensive ranging from a high cost per test to the lengthy amount of time it takes to return results. Laboratory-based testing seems to have too many moving parts to be an effective tool for managing the spread of COVID-19 in large populations. On the other hand, rapid antigen tests are inaccurate and will continue to be as more mutations of the virus occur on the S-gene and not the N-gene.

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Overview of the Diagnostics & Medical Laboratories Industry

The total addressable market for laboratory-based molecular tests depends on how many tests are conducted each day. We believe that testing demand is in-part a function of price per test, accuracy of the test and timeliness of delivering test results.

Diagnostics & Medical Laboratories’ Role in COVID-19 Testing

The two largest providers of molecular tests, Quest Diagnostic and Laboratory Corporation of America Holdings dominate the Diagnostics and Medical Laboratory Industry controlling about 32 percent of the market.

Prior to the pandemic, the Diagnostics & Medical Laboratories industry generated $52.3 billion in annual revenue and $3.7 billion in annual profit. More than 60 percent of the revenue comes from pathology services, which is the branch of medicine that deals with examination of biological samples for forensic or diagnostic purposes.

Centralized lab-based pathology services, however, face significant challenges in the COVID era. For example, when testing for COVID-19 along with other pathogens, on-site and rapid delivery of results can become the primary factor in determining whether a test is valuable. The growing need for test results that are not only accurate but timely, can place the entire business model of centralized lab-based pathology services at risk for disruption by point-of-care devices. This disruptive trend was well underway prior to the pandemic and the health crisis has rapidly accelerated the market transition.

Types of COVID-19 Testing and Their Limitations

There are two different types of COVID-19 tests that are currently used to diagnose individuals –the typical nasal swab or saliva-based diagnostic tests and blood-based antibody tests. Diagnostic tests are designed to detect the virus itself because they rely on detecting the viral genetic material or viral protein coat directly. An antibody test is designed to reveal whether an individual has been previously infected because there are immune system signatures in the blood that can be detected after an infection has occurred.

There are two types of diagnostic tests – molecular tests and antigen tests. Molecular tests are designed to detect the genetic material of SARS-CoV-2, the virus that causes COVID-19. Antigen tests look for the viral protein coat that houses the genetic material of the virus. Because several coronaviruses share similar protein coats, the antigen test is not entirely specific for SARS-CoV-2. Whereas the molecular test allows it to be used to distinguish between the different types of coronaviruses by detecting snippets of the virus’s genetic material.

We believe that molecular testing is the only truly reliable way to accurately diagnose an active COVID-19 infection. However, molecular assay testing typically involves the amplification and detection of nucleic acids associated with the pathogen, such as RNA in the case of SARS-CoV-2. These methods often require expensive and complex laboratory equipment; materials such as reagents that have demonstrated to become in short supply and highly trained personnel that collect and process a test sample.

The Gold Standard Laboratory-Based Molecular PCR Test

The most well-established laboratory-based molecular-assay test can be considered the Polymerase Chain Reaction (PCR) test. A version of the PRC test called reverse transcription PCR, or RT-PCR, allows the use of RNA as a template instead of DNA. Detecting SARS-CoV-2 requires RNA and RT-PCR.

The additional step for RT-PCR allows the detection and amplification of RNA. The RNA is reverse transcribed into complementary DNA (cDNA), using reverse transcription. The quality and purity of the RNA template is essential for the success of RT-PCR. The first step of RT-PCR is the synthesis of a DNA/RNA hybrid. Reverse transcriptase also has an RNase H function, which degrades the RNA portion of the hybrid. The single stranded DNA molecule is then completed by the DNA-dependent DNA polymerase activity of the reverse transcriptase into cDNA. The efficiency of the first-strand reaction can affect the amplification process. From this point in the process, the standard PCR procedure is used to amplify the cDNA.

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Amplification

To amplify a segment of DNA using PCR, the sample is first heated, so the DNA denatures, or separates into two pieces of single-stranded DNA. Next, an enzyme called "Taq polymerase" synthesizes - builds - two new strands of DNA, using the original strands as templates. This process results in the duplication of the original DNA, with each of the new molecules containing one old and one new strand of DNA. Then each of these strands can be used to create two new copies, and so on, and so on. The cycle of denaturing and synthesizing new DNA is repeated as many as 30 or 40 times, leading to more than one billion exact copies of the original DNA segment.

The entire cycling process of PCR is automated and can be completed in just a few hours. It is directed by a machine called a thermocycler, which is programmed to alter the temperature of the reaction every few minutes to allow DNA denaturing and synthesis.

The RT-PCR test has anchored America’s response to the pandemic thus far. In CDC guidelines written by a council of state epidemiologists, a positive RT-PCR result is the only way to definitely confirm a case of COVID-19. The FDA, which regulates all COVID-19 tests used in the U.S., judges every other type of test against RT-PCR.

However, a small but growing body of clinical evidence—and a sky-scraping stack of real-world accounts—seems to have revealed glaring issues with RT-PCR tests. From a public-health perspective, the most important questions that a test can answer includes: Is this person infected and contagious now? And If he/she is not contagious, might he/she be soon? But these are questions that even a positive RT-PCR result can't seem to address. And especially as they are currently being conducted in the U.S., RT-PCR tests have demonstrated an inability to tell us in a timely manner what we need to know to stop the virus.

Imagine that, at this instant, you are exposed to and infected person with the coronavirus. You now have COVID-19—it is day zero—but it is impossible for you or anyone else to know it. In the following days, the virus silently propagates in your body, hijacking your cells and making millions of copies of itself. Around day three of your infection, there might be enough of the virus in your nasal passages and saliva that a sample of either would test positive via RT-PCR but could test negative via antigen test. Soon, your respiratory system becomes so crowded with the virus that you become contagious, spraying the virus into the air whenever you talk or yell. But you won’t think yourself sick until around day five, when you start to develop symptoms, such as a fever, dry cough, or lost sense of smell. For the next few days, you could be at your most infectious.

And here is the first problem with RT-PCR. To cut off a chain of transmission, public-health workers must move faster than the virus. If they can test you early—around day three of your infection, for instance—and get a result back within 24 hours or less, they may be able to isolate you before you infect too many people.

After your symptoms start around day five, you might remain symptomatic for several days to several months. But some recent studies suggest that by day 14 or so—nine days after your symptoms began—you are no longer infectious, even if you are still symptomatic. By then, there is no longer live virus in your upper respiratory system. But because millions of dead virus particles line your mouth and nasal cavity, and because they contain strands of intact RNA, and because the RT-PCR technique is extremely sensitive, you could still test positive on a RT-PCR test.

And here is RT-PCR’s seemingly second problem: By this point in your illness, a positive RT-PCR test does not mean what you might expect. It does not mean that you are infectious, nor does it necessarily mean that there is live SARS-CoV-2 virus in your body. Therefore, perhaps it does not make sense to trace any contacts you’ve had in the past five days, because you did not infect them. Nor does it seem to make sense for you to stay home from work. But our country’s public-health testing infrastructure cannot easily distinguish between a day-two positive and a day-35 positive.

The final issue with RT-PCR tests is simple: There does not seem to be enough of them. Based upon publicly available information, the U.S. conducted and reported 42.3 million nucleic acid amplification tests over a 30-day period from October 20, 2021 through November 20, 2021. But we might be maxing out the world’s RT-PCR capacity; supply chains have shown signs of straining and snapping. For years, it seems as though it has been difficult for labs to get the expensive chemical reagents that allow for RNA duplication.

The five main activities in the process for delivering centralized laboratory-based molecular RT-PCR tests include: sample collection, logistics, test execution, data management and testing-capacity management. All activities have to be executed harmoniously to maximize supply in a complex testing ecosystem, and bottlenecks could occur at each point, prompting delays and inaccurate results.

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Sample Collection

Sample collection is required for all diagnostic testing and how the sample is collected impacts not only the accuracy of the test, but also overall cost-effectiveness and even the risk of virus transmission.

For example, most molecular-assay tests could require about 20 different reagents, consumables and other pieces of equipment. The tests could also require a trained medical professional to invasively swab patient’s throat or nasal cavity. However, sample collection supplies including swabs, sample transport mediums and personal protective equipment (PPE) have proven to be in short supply in the past and can easily occur in the future.

Although progress has been made on addressing supply shortages, the centralized method of sample collection presents risks not only for preserving the test sample, which is critical for test accuracy, but also the sample collection method exposes medical professionals to virus transmission risk, particularly when adequate PPE is not available.

As a result, health authorities have moved aggressively to approve alternative transport mediums (such as saline) and different types of sample collection methods such as saliva and lower-respiratory-tract samples. Studies indicate that the test results from such alternative sample collection methods could be as accurate as those taken from swabs.

Approval of new sample-collection methods have not only opened the door to “at-home” sample collection, but also “at-home” testing.

Logistics

Logistics companies play a crucial role at two points in the centralized lab-based testing supply chain: the shipment of components from sources around the world to testing laboratories and the transportation of test samples from collection points to laboratories. Global supply chains continue to present challenges to logistics not only in developed countries like the U.S., but also in developing countries that have less developed infrastructure. The need for logistics certainly adds cost and complexity that would not otherwise exist under a decentralized point-of-care testing approach.

COVID-19 Test Execution

Two main challenges, among others, have contributed to limit testing capacity: a shortage of laboratory equipment and trained personnel needed to run tests, and a shortage of the necessary supplies, primarily reagents, which are manufactured mostly in China.

Building and installing new equipment can be costly and takes time – between 20 and 30 days for an order of high-throughput equipment to be delivered, for instance, and at least three to five days for it to be installed, calibrated and validated for diagnostic testing. Newly installed equipment also requires more trained personnel to operate it.

Executing a test can require some 20 different reagents, consumables, and other pieces of equipment. Of those materials, major shortages have been reported in RNA-extraction kits and certain reagents, including enzymes and primers.

Two potential explanations for the gap are as follows: first, a significant quantity of the reagents being manufactured run on open systems that can include a wider range of test methods and can adapt to various reagent packaging. These types of reagents cannot be used with most of the high-throughput machines used in developed countries that have enclosed reagent cartridges. Second, most of the available manufacturing capacity is based in China, potentially making access more difficult due to validation and export considerations.

Testing Capacity Management

In some countries, matching supply with demand could be a bottleneck, leaving available laboratory testing capacity underutilized. Laboratories in various locations around the U.S., for example, have reported unused capacity to conduct more tests, even as patients and healthcare workers report difficulty in securing tests. A similar situation occurred in the United Kingdom, where the number of completed tests lagged reported capacity. The same could be true of supplies of reagents, test kits, and other consumables.

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Transitioning to Point-of-Care Diagnostic Devices

While the COVID-19 pandemic is the most immediate health crisis, others could be looming, and new testing techniques and technologies are desperately needed to help facilitate rapid, at-home diagnostic devices that could effectively perform early diagnoses of various pathogens and diseases before they cause a problem for the afflicted individual, their daily contacts and their surrounding community.

We believe that the market transition to point-of-care from lab-based testing is being driven in-part by innovative technologies that provide better and earlier disease diagnosis, accompanied by new treatments and therapeutics. Earlier diagnosis and targeted treatments could help to drastically improve health outcomes.

Other factors are also impacting the market shift, including population aging, preventive medicine, insurance coverage of testing services and increasing healthcare expenditure. The last and most obvious factor impacting the market shift is the significant demand for COVID-19 self-tests, which the FDA is strongly encouraging, and other Federal agencies are funding to develop, commercialize and scale production.

Preventive Medicine

Medical professionals are increasingly practicing preventative medicine, where testing bodily fluids is a primary tool. Many medical problems are reflected in patient’s bodily fluid before any noticeable symptoms. The rising cost of healthcare in the U.S. has encouraged the use of preventive care, including laboratory testing, to decrease patient's need for costly procedures further down the road.

Cost of Services, Reimbursements and Health Expenditure

For laboratory-based testing, the patient is estimated to pay about 10 percent of costs. While the cost sharing is designed to reduce overuse of laboratory-based testing health services by making patients more aware of service costs, the reimbursement levels by private and public insurers also signal the high value of such services.

Under the centralized laboratory-based testing model, the patient does not initiate the use of laboratory testing, though; rather, physicians refer patients to laboratories. Since physicians or other healthcare providers request laboratory tests to aid with the diagnoses or monitoring of a patient's medical condition, demand is more sensitive to the number of physician visits than to the cost of industry services. This sensitivity to demand would not be a constraint under a decentralized testing model that uses point-of-care diagnostics.

An Affordable Rapid Molecular Self-Test that Can Be Conducted Frequently is Needed

Molecular assays are the only tests accurate enough to definitely diagnose a COVID-19 case. However, the tests are often expensive to conduct frequently, and they rarely return results immediately. Other rapid diagnostics, including antigen tests are not specific to the genes of SARS-CoV-2 and have proven to misdiagnose. The antigen assays that have received emergency use authorization from the FDA function in a similar way by detecting the nucleocapsid protein (N protein) of SARS-CoV-2 from upper respiratory samples and this N protein is not unique to SARS-Cov-2.

We believe that the cheap, rapid antigen tests will not work as promised and if distributed widely to screen asymptomatic people will deliver hundreds of thousands, if not millions, of false results. We also believe that it is premature to strongly advocate for a COVID-19 testing strategy that relies heavily on low cost, paper-based antigen testing.

We intend to fill the testing capability gap by delivering an affordable rapid molecular diagnostic platform that can be used frequently and overcomes many of the shortcomings of the RT-PCR test without sacrificing accuracy. Specifically, our approach could not require amplification, which is the primary factor that makes RT-PCR unable to meet the requirements of the current pandemic testing environment.

Our diagnostic platforms are expected to integrate with smartphones, cloud services, electronic health records (EHR), cloud record management (CRM) and security systems for automated track, trace and pandemic resource management.

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We hope that eventually the diagnostic platforms that we intend to develop for COVID-19 can be adapted to detect other pathogens and diseases, particularly detecting pathogens in the food supply. At this time, we have not functionalized the platform for any other pathogens as the immediate concerns are to develop the platform for COVID-19.

Product Development & Implementation

The molecular self-test that we intend to offer is a simple saliva test that will seek out the very specific genes of COVID-19 in the saliva test sample. Unlike other molecular tests including the RT-PCR test, our test intends to not require reagents, enzymes and most importantly the duplication and amplification of the target genes of the COVID-19 virus.

Table 4 presents how our rapid molecular self-test compares to the gold standard Laboratory-Based RT-PCR and addresses the challenges that makes RT-PCR unsuitable for anchoring America’s response to COVID-19. Specifically, our diagnostic does not intend to involve complex and expensive equipment and materials sourced outside of the U.S., nor does our device rely on highly technically trained personnel to administer the test. We expect our test to have a much simpler sample extraction process that does not involve sample preservation, transportation or amplification.

Table 4: IdentifySensors Biologics Rapid Molecular Diagnostic Device Addresses the Challenges that Make Laboratory-Based RT-PCR Unsuitable for Anchoring America’s Response to COVID

Limitations of Laboratory-Based RT-PCR	IdentifySensors Biologics Rapid Molecular Diagnostic Device

Complex lab equipment, reagents sourced outside U.S. and technically trained personnel that are expensive.	Simplified components for mass-production capability in U.S.

Multi-step sampling process, involving preservation and reverse transcription and amplification following extraction.	Single-step of placing saliva in sensor cartridge, receiving results within minutes without amplification.

Limited capacity and variable reliability due to need to preserve, reverse transcribe and amplify sample.	Test cartridges are inexpensive costing less than $25 and don’t require sample preservation which allows for more frequent testing.

Results returned in days to weeks.	Results within minutes.

Expensive equipment that requires maintenance and trained personnel.	Inexpensive readers have high test throughput without requiring maintenance.

Various Diagnostic Platforms for Various Methods of Testing and Various Target Markets

Testing for COVID-19 typically involves three types of settings: at a clinic, at a public testing station and more recently at a home using a self-test. The setting is determined primarily by the type of test and the ability of untrained individuals to conduct the test.

RT-PCR tests are conducted in CLIA-certified laboratories, with test samples being collected at clinics, public testing stations and even at home using collection kits that are mailed to labs for testing. Other types of tests such as antigen and antibody tests are different than RT-PCR in that they can be conducted at the point-of-care, which can include clinics, testing stations and the home.

It has become clear that highly accurate rapid molecular tests conducted at private businesses, clinics and homes is the most desirable option. Our objective is to deliver a highly accurate molecular-based test capable or rapid results and automatic reporting of results in various settings including at businesses and clinics, at homes and at public testing stations.

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1.	BUSINESSES. We intend to deliver a rapid diagnostic to be administered in clinical setting, including businesses operating in critical industries such as education, healthcare, retail, trade, transportation, travel, leisure and hospitality, agriculture production among other industries. The test results intend to integrate with cloud for easy data transmission to electronic health record (EHR), customer relationship management system (CRM) and security systems. The platform would consist of three components: a durable multi-use reader, a single-use test cartridge and a single-use test sample collection swab. The multi-use readers intend to have a long useful life and have the capability to process many tests at once, including the standard routine reporting to a state laboratory and Centers for Disease Control (CDC).

2.	INDIVIDUALS & FAMILIES. We intend to deliver a rapid molecular diagnostic to be administered by individuals by themselves at home. The device is being designed for easy collection of saliva sample that is automatically deposited on sensor, with results being return within minutes. The test intends to be sold at any retail location or on-line. The test can use Bluetooth to integrate with phone. Test results are displayed and managed through an app. The platform could consist of three components: a multi-use reader, a single-use test cartridge and a test sample collection swab. The multi-use reader intends to have a long estimated shelf-life and perform the standard routine reporting to a state laboratory and Centers for Disease Control (CDC).

3.	PUBLIC. We intend to deliver a rapid molecular diagnostic to be administered by trained professionals at the point-of-care or public testing centers. Test data from the multi-use reader is transmitted to the cloud through a cellular wide area network (WAN). The test results could be tagged and transmitted through a patient id and communicated via SMS text message or through tele-doc app. Along with the standard routine reporting to a state laboratory and Centers for Disease Control (CDC).

Strategic Relationship with Purdue University

The Company has entered into a Strategic Alliance Agreement with Purdue University pursuant to which Purdue University researchers assist the Company to commercialize electrochemical devices for the rapid detection of SARS-CoV2 viral nucleic acid in saliva, nasal swabs and sputum. The research team is now led by Rupesh Mishra PhD. Thomas G. Sors, the Company’s Chief Operating Officer, is also member of the Purdue University community as the Assistant Director of the University’s Institute of Inflammation, Immunology and Infectious Disease.

Purdue University has been a leading developer of intellectual property related to the detection of COVID-19, including a portable test for COVID-19 and a cell phone integrated device for the detection of analytic targets. The Company believes that the researchers at Purdue University, in collaboration with Dr. Hummer and the Company’s other employees and consultants, can quickly develop a point-of-care detection device for COVID-19 and other pathogens that could be capable of transmitting detection data to disease control centers. Such technology intends to enable quicker treatment and preventive measures, and significantly help to contain massive disease outbreaks.

Pursuant to the Strategic Alliance Agreement, the Company will have a non-exclusive royalty free license to use Purdue University’s intellectual property for research and development purposes. Upon completion of the research plan, the Company will then have the right to obtain an exclusive, world-wide sub-licensable license to all intellectual property developed by the research plan. The material terms of the Strategic Alliance Agreement are set forth below.

Nature of Relationship and Research Plan. The alliance is for a term commencing August 1, 2020 through July 31, 2025. Purdue University is an independent contractor and the parties are not considered to be partners, agents, or employees of each other. The relationship is governed by a joint steering committee (JSC) comprised of an equal number of members nominated by each party. Purdue University and the Company jointly prepare a research plan that defines the scope and details of each project, including the name of the principal researchers and the amount of work to be performed and key milestones which is then submitted to and approved by the JSC. The first research plan for developing a rapid COVID-19 test has been approved by the JSC.

Costs and Payments. The project costs are approximately $165,000, which are due upon execution of the research plan.

Intellectual Property and Publication. The Strategic Alliance Agreement permits us to select several intellectual property arrangements. We have selected Track 3 which grants to the Company a non-exclusive, royalty free license to use project IP for research and development purposes. We agreed to pay and have paid an upfront fee as part of the research plan budget. We therefore have the right to elect a commercial, exclusive, royalty-bearing license for use of the project IP. At the completion of the research plan, the parties will execute an exclusive, world-wide, sub-licensable agreement on Purdue University’s standard form. We will pay a royalty of three percent (3%) of the gross receipts equal to or in excess of $5,000,000.

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Term and Termination. Although the alliance period continues through July 31, 2025, either party may terminate the agreement upon six months prior to the proposed date of termination.

No Warranty. Purdue University makes no warranty of any kind regarding the merchantability or fitness for any particular purpose of the intellectual property or its infringement of third-party rights.

Indemnification. The Company has agreed to indemnify, hold harmless and defend Purdue University against any claims, actions, liabilities and expenses arising from Purdue University’s use of our intellectual property and from our use of Purdue University’s intellectual property, including product liability claims.

Target Markets & Customers

The markets we intend to initially target are determined in-part by regulatory standards, the opportunity cost of virus outbreaks and by negative health outcomes associated with COVID-19. These markets could include clinics, medical facilities, businesses operating in essential industries and individuals and families interested in frequent testing as a means of managing the risk of COVID-19 exposure. Ultimately, we believe our testing platform is applicable to everyone everywhere, including the U.S. and other countries world-wide.

Health Outcomes Among Leading Factors in Identifying Target Markets & Customers

Older people, particularly those with underlying health conditions are most susceptible to negative health outcomes from COVID-19 and should be tested often. As of November 30, 2021, more than 90 percent of deaths involving COVID-19 in the U.S., were attributed to people age 50 or older. The oldest cohort, age 85 and older accounted for the largest share of 27 percent followed by age group 75-84 accounting for 26 percent of COVID-19 deaths and age group 65-74 accounting for 23 percent and age 50-64 accounting for 18 percent of deaths through November 10, 2021.

In the U.S., 34 percent of the population is age 50 or older and an estimated 60 percent of American adults have at least one chronic medical condition. While not all chronic conditions have proven to be associated with negative health outcomes from COVID-19, obesity is one of the most common underlying health conditions associated with severe COVID-19 and 40 percent of U.S. adults have obesity. The other underlying health conditions shown to be most associated with negative health outcomes from COVID-19 in the U.S., include chronic kidney disease, chronic obstructive pulmonary disease, weakened immune system, heart condition, sickle cell disease, type 2 diabetes and anxiety or fear-related disorders.

We estimate that over 90 million of the 246 million adults living in the U.S. or 37 percent of Americans are at a higher risk of serious illness if infected with Coronavirus. We also believe that 1.7 billion people, comprising of 22 percent of the global population is considered “at-risk” of severe COVID-19 by having at least one underlying health condition.

While there are many factors that seem to make the U.S. population more susceptible to severe COVID-19, one factor could be that the U.S. population is simply less healthy than the populations of comparable developed nations. The U.S. has the highest chronic disease burden and an obesity rate of any country, which is two times higher than the OECD average. The U.S., compared to peer nations, has among the highest number of hospitalizations from preventable causes and the highest rate of avoidable deaths.

Progressive & Assisted Living Facilities Most At-Risk

Given that older people with underlying or chronic health conditions seem to be most susceptible to severe COVID-19, we intend to target states where high-risk individuals live, particularly progressive and assisted living facilities.

IdentifySensors Biologics estimates that more than half of people living in 60 percent of U.S. states could be considered to have higher risk of serious illness from COVID-19.

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Progressive and assisted living facilities are seen to be among the highest priority target markets. In 2019, there were approximately 1.4 million residents receiving care across 15,483 nursing facilities in the U.S., with about 86 percent of those facilities having deficiencies related to controlling and preventing infection. Deficiencies related to the spread of infectious disease are common in nursing facilities and often go unaddressed. For example, 48 percent of the nursing facilities with infection prevention deficiencies were cited in multiple consecutive years.

The U.S. states with the highest share of nursing homes with deficiencies related to the spread of infection include California, Michigan, Idaho. Delaware, Illinois, Mississippi, Missouri and Alabama. The share of facilities in these states with infection prevention and control deficiencies exceeds 50 percent. Given the importance of following infection control procedures in mitigating the spread of the virus, facilities that have historically reported infection control deficiencies could be at elevated risk of a COVID-19 outbreak.

Essential Industries Have a High Opportunity Cost of Disruption from COVID-19

IdentifySensors Biologics intends to prioritize the following target markets and customers: education and healthcare services, wholesale and retail trade, leisure and hospitality, transportation and utilities, and agriculture and related food processing among other essential industries. All together, these industries operating in the U.S. employed 81.7 million people in 2019 or more than half of total employment. Prioritization of these target markets are subject to change.

Education and healthcare is the largest industry by number of employed persons with 35.9 million or 23 percent of total employment in 2019, followed by wholesale and retail trade with 19.7 million employed or 13 percent of the 2019 total. The leisure and hospitality industry employed 14.6 million or 9 percent of total employment in 2019 and transportation and utilities employed 9.0 million or 6 percent and agriculture and related food processing employed 2.4 million or 2 percent of the total. Prioritization of these intended target markets are subject to change.

Intellectual Property

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals and agriculture. The intellectual property portfolio that we license consists of at least four issued utility patents and six pending patents. We have the right to world-wide use of these four granted patents and six pending patents as well as future patents through perpetual licenses with our parent companies, IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC.

Description of License Agreement

IdentifySensors Fresh Food Enterprises, LLC (ISFFE) has granted the Company an exclusive license to use the carbon nanotube intellectual property, including patents, patents pending, technology, enhancements, tradenames, trademarks, trade secrets and processes. The Company can make, use and sell any products derived from the intellectual property in in the clinical diagnostic industry only. ISFFE does not own all of such intellectual property but has rights to grant the license pursuant to a separate license agreement from Identify Sensors, LLC, which in turn licenses the intellectual property from Dr. Gregory. Hummer (see “Risk Factors—Conflicts of Interest”).

Licensed IP. The intellectual property licensed to the Company includes four (4) patents and six (6) patents pending, as described below. Additionally, the Company has the right to use the intellectual property developed by Purdue University pursuant to the Research Agreement between the Company and Purdue University (see “Description of Business—Strategic Relationship with Purdue University”). The Company also has the right to use the tradename “IdentifySensors.” The Company believes that such intellectual property is sufficient to develop and commercialize the products and services intended to be offered by the Company.

No Fees or Royalties. The Company does not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE could receive distributions, if any, with respect to its Common Stock in proportion to its ownership percentage.

Term. The License Agreement is perpetual but is subject to early termination by ISFFE only if we attempt to assign the rights to the License Agreement to a third party without ISFFE’s consent.

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Scope of License. The patent is worldwide and permits the Company to make, use and sell its products anywhere in the world. We may only use the licensed intellectual property in the clinical diagnostic industry. IdentifySensors, LLC and ISFFE has or may in the future grant the right to use the intellectual property in other industries or for other applications and we will have no rights or interest in such other industries or applications.

Ownership of Enhancements, Improvements and Modifications. The License Agreement provides that all enhancements, improvements, modifications or other changes to the intellectual property will be the exclusive property of ISFFE, even if developed by the Company, but ISFFE will license such enhancements or developments back to us pursuant to the license agreement.

Indemnification. We have agreed to indemnify and defend ISFFE against any suits, claims or damages arising from its actions, from any product liability related to our products and from our breach of the License Agreement. ISFFE has agreed to indemnify and defend us against claims of infringement by third parties.

Patent Description

The patents licensed to the Company from IdentifySensors, LLC have broad claims to devices, systems and methods for detecting chemicals and pathogens. These patents are licensed to IdentifySensors, LLC or owned by IdentifySensors, LLC and IdentifySensors, LLC has granted to us the exclusive right to make, use and practice within the clinical diagnostics business vertical as described in this annual report. Ownership and right to enforce of all patents shown and future patents derived within the business vertical reside with IdentifySensors, LLC.

Granted and pending patents are listed in the Table 5 below.

Table 5: Active and Patent Pending Portfolio

Patent Number	Patent Status (Expiration)	Title
9,922,525	Active through (8/12/2036)	Monitoring System for Use with Mobile Communication Device
10,395,503	Active through (8/12/2036)	Monitoring System for Use with Mobile Communication Device
11,172,339	Active through (07/11/2040)	Method and Devices for Detecting Chemical Compositions and Biological Pathogens
16,513,753	Pending	Monitoring System for Use with Mobile Communication Device
16,926,701	Notice of Allowance	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,324,085	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,498,601	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,504,421	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,505,610	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens
17,505,611	Pending	Method and Devices for Detecting Viruses and Bacterial Pathogens

Production & Marketing

Even with an effective vaccine, we believe that the simplest and safest path to achieving a national COVID infection rate below five percent of the population needs include a national testing strategy that marshals the country’s existing resources to build a high level of daily testing capacity.

Testing and Evaluating Platform Devices Seeking FDA Approval

The FDA has specified templates for commercial manufacturers seeking Emergency Use Authorization (EUA). We intend to closely follow provided templates, particularly those templates that relate to molecular diagnostic tests in crafting a test and development plan.

The test and development plan could consist of steps aimed at generating the appropriate data and information required by the FDA for pre-EUA and EUA submission. FDA recommends that the following validation studies be conduction for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Inclusivity, Cross-reactivity and Clinical Evaluation.

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Product Manufacturing Standards

We intend to pursue current good manufacturing practice (CGMP), a system for ensuring that products are consistently produced and controlled according to quality standards. The process could be designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product.

CGMP requirements for medical devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the act). The Code was amended in 1990, when FDA undertook the revision of the CGMP regulation to add the design controls authorized by the Safe Medical Devices Act. The amended code provides consistency, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Organization for Standards (ISO) 9001:1994 "Quality Systems--Model for Quality Assurance in Design, Development, Production, Installation, and Servicing,” and the ISO committee draft revision of ISO/CD 13485 "Quality Systems--Medical Devices--Supplementary Requirements to ISO 9001.”

We also intend to follow guidance on product manufacturing for molecular diagnostic devices provided by FDA. Under FDA guidance, we intend to meet product manufacturing requirements, including providing information on the following: manufacturing capabilities, production capacity, production timeframe, components included with test, software validation, testing capabilities and sample stability.

In addition to our intention of complying with CGMP practices and FDA standards, we intend to work with manufacturing partners that are ISO-certified (ISO 9001, ISO 13485 and EN ISO 13485) and compliant to FDA 21 CFR820.

Scaling Diagnostic Platform Production

The diagnostic platform is intended to be based on semiconductors currently in volume production by Tier-1 semiconductor manufacturers. This could provide many options for sourcing components and negotiating assembly contracts.

Existing ISO-9001 qualified component distribution channels intend to support initial product ramp-up to minimize the risk of counterfeit components.

The durable components of the platforms intend to be designed using mainstream electronics manufacturing processes allowing us to have a variety of vendors concurrently manufacturing to minimize the risk of single-point failure.

All products intend to be designed for automated test and assembly to decrease costs and increase uniformity.

Distribution & Marketing Channels

Distributors are essential partners in getting medical device products to market. They often add efficiency to a supply chain that connects two high fragmented markets – the more than 6,500 medical device companies and the more than 180,000 healthcare facilities that serve as points of dispensation.

Product Pricing & Positioning

The price that most U.S. insurers could pay for a single laboratory-based molecular RT-PCR COVID-19 test is between $100.00 and $150.00.

One of the primary intended goals in the development of our proposed platforms is to significantly lower the cost per test and drastically reduce test result turnaround time from days to minutes. The estimated price per test for our diagnostic platform is expected to be $38 plus a one-time purchase of durable components, which price range are set forth below. The durable component is a reusable reader that integrates with a smartphone for $108.

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Table 10: Estimated Pricing for Each Diagnostic Platform

Estimated Price	BUSINESS	HOME	PUBLIC
Durable Components	$108.00	$108.00	$108.00
Disposable Components	$38.00	$38.00	$38.00

Note: 1) Durable components could consist of a reader. The reader intends to transmit test measurement data to the Cloud where it can be interpreted further to generate a test result. Disposable components could consist of a saliva sample collection swab and a test cartridge. The test cartridge could contain the biosensor that can connect with the reader. 2) Estimated pricing is subject to change.

Go to Market Strategy & Addressable Market

The purpose of developing a “Go-to-Market" (GTM) strategy is to connect the dots in a coherent plan, orchestrate activities and align strategic resources towards a common goal of growing sales. Equally important, a GTM strategy provides a framework for measuring progress in achieving near-term goals or long-term strategic business growth objectives. It also helps early identification and diagnosis any issues that hamper success.

While a GTM is helpful for planning, such plans always change throughout the course of a business and we expect our business is no different – the following GTM strategy is subject to change.

The intended audience is segmented among three groups: 1) businesses operating in essential industries that need to establish robust testing programs; 2) individuals and families that need to be tested frequently and 3) the public that need a one-off test to definitively diagnose a COVID case. The intended goal of our product is to eliminate the threats that pathogens present to humanity.

Intended Target Audience

Our intended target markets include businesses in various industries and individuals.

Businesses. Businesses operating in essential industries, particularly education and healthcare, trade and transportation, leisure and hospitality, retail and agriculture production and processing among other industries need a fast, accurate and inexpensive high-volume diagnostic platform for implementing robust testing programs. While the definition of essential workforce can vary by state, the Department of Homeland Security (DHS) defines essential and critical infrastructure industries to include: law enforcement, public safety and other first responders; education; food and agriculture; energy; water and wastewater; transportation and logistics; public works and infrastructure support services; communications and information technology; other government-based operations and essential functions; critical manufacturing; hazardous materials; financial services; chemical; defense industrial base; commercial facilities; real estate and shelter facilities and hygiene products and services. We intend to prioritize the four target markets and expand to other essential industries as opportunities allow. Prioritization of intended target markets is subject to change.

The four intended target business markets (education and healthcare, trade and transportation, leisure and hospitality and agriculture production and processing) account for more than half of U.S. employment or 70.8 million workers across 53 U.S. states and territories. The top ten U.S. states with the most workers in our four intended markets include: California, Texas, Florida, New York, Pennsylvania, Illinois, Ohio, Georgia, North Carolina and Michigan.

Table 7: Top Ten States by Number of Employees in Four Essential Industry Intended Target Markets

State	Education & Healthcare	Trade & Transportation	Leisure & Hospitality	Agriculture Production & Processing	Total
California	2,781,960	3,125,777	2,037,941	465,789	8,411,467
Texas	1,707,227	2,560,847	1,395,933	9,738	5,673,745
Florida	1,345,619	1,846,258	1,256,803	345,216	4,793,896
New York	2,021,931	1,576,216	950,151	38,435	4,586,733
Pennsylvania	1,245,269	1,145,166	568,394	76,342	3,035,171
Illinois	931,789	1,209,998	618,648	1,224	2,761,659
Ohio	915,342	1,051,076	561,707	56,435	2,584,561
Georgia	589,162	957,514	496,456	20,334	2,063,465
North Carolina	613,320	863,655	511,397	23,487	2,011,859
New Jersey	676,785	898,563	382,017	29,160	1,986,524
Michigan	666,704	805,029	425,697	11,184	1,908,614
Total	13,495,107	16,040,101	9,205,143	1,077,343	39,817,694

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Not surprisingly, the three states with the largest essential industry workforce, also happen to have the highest number of COVID-19 cases. As of June 30, 2021, California led total case count with 5,033,935, followed by Texas with 4,296,053 and Florida with 3,684,332.

Examining addressable markets by each of the four intended target industries provides a similar picture with one exception being agriculture production. The most populous states are not always the ones most involved in agriculture production. Iowa, New Mexico and Kentucky rank among the top five states that employ the most agriculture workers.

Other industries, however, reflect states that simply employ the most people. Trade and transportation is the largest intended target market by number of employees nationally with a total of 28.3 million workers across 53 U.S. states and territories. Education and healthcare is the second largest with a total of 23.5 million workers, followed by leisure and hospitality with 16.4 million and agriculture production with 2.6 million workers.

Individuals & Families. Individuals and families need a fast, accurate and inexpensive personal diagnostic platform for regular testing to mitigate the risk of contracting COVID from routine daily activities. There were 128.6 million resident households in the U.S. in 2019, with an average of 2.5 people per household, totaling about 321.5 million people. The resident household population of 321.5 million accounts for 98 percent of the 328.2 million people accounted for in the U.S. during 2019.

The largest U.S. states by resident households such as California, Texas, Florida, New York and Pennsylvania also happen to be the largest employers and where COVID-19 case counts are highest.

National estimates for COVID-19 testing capacity are often framed as testing a share of U.S. population. One reason could be because as much as 40 percent of confirmed COVID-19 cases are asymptomatic. Given this scenario where the current best estimate indicates that not only are 40 percent of cases asymptomatic, but that an asymptomatic individual is three quarters as infectious as a symptomatic individual. In addition, current estimates present that 50 percent of transmission for all COVID-19 cases occur prior to symptom onset.

For these reasons, among others, testing only symptomatic people presents a major pitfall in containing the pandemic. Therefore, it is our belief that regular testing needs to be a major pillar of strategies for containing the pandemic.

Several national estimates for COVID-19 testing capacity have been put forward. These estimates range between testing as few as 430,000 people a day and as many as 25 million people a day. As of June 30, 2021, the seven-day average of daily tests conducted in the U.S. reached 9.8 million or 1.4 million tests per day. IdentifySensors Biologics believes that a reasonable level of daily testing capacity could be between 2 million and 4 million tests per day. At 4 million tests per day, 28 million people would be tested each week, which is 8.5 percent of the U.S. population.

Intended Addressable Market

COVID-19 testing capacity in the U.S. is likely to be the single most important factor in determining the total intended addressable market. Decisions by state and federal governments could dictate how testing could be used to end the pandemic.

Table 8 presents estimates of the intended addressable market based on a range of diagnostic tests performed in a year broken-down by target market. The range consists of lower bound estimates of the number of tests per year for each target market and upper bound estimates of the number of tests per year for each target market. The lower bound estimates total 730 million tests a year, which equates to 60.8 million a month and 2 million a day. The upper bound estimates total 1.5 billion tests a year, which equates to 121.7 million a month and 4 million a day. While these estimates are subject to change and can end up being significantly different than actual values.

IdentifySensors Biologics believes that these are reasonable estimates given that 7-day average of daily testing capacity, much of which are laboratory-based tests, reached 9.8 million or 1.4 million tests per day on November 27, 2021.

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Table 8: Estimated Addressable Market Based on a Range of Annual Testing Capacity in the U.S.

Target Market	Lower Bound Number of Tests/Yr. (Millions)	Upper Bound Number of Tests/Yr. (Millions)
(A) BUSINESS: Private, High-Volume Testing for Essential Workers Administered by Trained Personnel	442.4M	592.7M
(B) INDIVIDUALS: Private, Regular Self-Testing for Individuals & Families Administered by Individual	180.0M	602.9M
(C) PUBLIC: High-Volume Testing for Anyone Administered by Trained Personnel	107.7M	264.4M
TOTAL	730.1M	1.5B

Notes: The lower bound estimate of the number of tests for (A) BUSINESSES is based on the assumption of testing approximately 25% of Tier 1 essential workers in each state. Tier 1 essential workers include the following industries: education, healthcare, trade and transportation, leisure and hospitality and agriculture production. Tier 1 essential workers are tested about two times per month or approximately 24 times per year. The upper bound estimate of the number of tests for BUSINESSES is based on the assumption that less than 50% of Tier 1 essential workers in each state are tested less than two times per month or less than 24 times per year. The lower bound estimate of the number of tests for (B) INDIVIDUALS is based on the assumption that about 1% of a state’s population could be tested every week. The upper bound estimate of the number of tests uses the assumption that approximately 8.5% of a state’s population is tested every week. The lower bound estimate of the number of tests for (C) PUBLIC is based on proposed levels of testing (daily tests/100k people) by each state for mitigating the spread of COVID-19. The upper bound estimate of the number of tests for PUBLIC is based on proposed levels of testing (daily tests/100k people) by each state for suppressing the spread of COVID-19. For both the lower bound and upper bound estimate we assume to deliver a quarter of the testing capacity.

Our Rapid Molecular Diagnostic Value Proposition

We intend to help deliver widespread testing that is not only affordable, but effective by providing immediate test results. Our molecular self-test could be performed at home and is intended to be so simple that anyone can do it. The test intends to have the following advantages over other molecular tests:

•	Detects the nucleic acid that is inside the virus without using sample preservation, sample transportation, reverse transcription, amplification or enzymes and reagents that are in short supply.
•	Uses unprepared saliva as the test sample instead of nasopharyngeal swab.
•	Cost per test is intended to be about four times less expensive than the cost of laboratory-based molecular tests.
•	Test results intended to be provided in minutes not days.
•	Platform intends to allow for frequent testing including daily.
•	Test results intend to be provided in a digital output that can be transmitted to smartphone using Bluetooth.
•	Test results intend to be automatically reported to state lab and CDC via AIMES platform.
•	Easily manufactured in the U.S. and could be scaled to meet demand.
•	Platform could be used for many other viruses like Influenza A and B and bacterial pathogens.

Government Regulation

The Food and Drug Administration (FDA) is responsible for protecting the public health by ensuring safety, efficacy and security of human and veterinary drugs, biological products and medical devices. The agency also ensures the safety of the U.S. food supply, cosmetics and products that emit radiation.

The agency is currently using its emergency use authorization (EUA) authority to strengthen the country’s response to the COVID-19 pandemic. The determination of the public health emergency was made by the Secretary of the Department of Health and Human Services on February 4, 2020, pursuant to section 564 of the Federal Food, Drug and Cosmetic (FD&C) Act.

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On the basis of this determination, the Secretary of HHS subsequently declared that existing circumstances justify the authorization of emergency use of in vitro diagnostics for the detection and/or diagnosis of COVID-19 (February 4, 2020), personal respiratory protective devices (March 2, 2020), and other medical devices, including alternative products used as medical devices (March 24, 2020), for use during the COVID-19 outbreak pursuant to section 564 of the Act and subject to the terms of any authorization issued under that section.

In vitro diagnostic (IVD) devices are tests performed on samples taken from the human body, such as swabs of mucus from inside the nose or back of the throat, saliva, or blood taken from a vein or fingerstick. IVDs can detect diseases or other conditions and can be used to monitor a person's overall health to help cure, treat, or prevent diseases. There are several types of SARS-CoV-2 and COVID-19 related IVDs:

•	Diagnostic Tests - Tests that detect parts of the SARS-CoV-2 virus and can be used to diagnose infection with the SARS-CoV-2 virus. These include molecular tests and antigen tests.

•	Serology/Antibody Tests - Tests that detect antibodies (e.g., IgM, IgG) to the SARS-CoV-2 virus. Serology/antibody tests cannot be used to diagnose a current infection.

•	Tests for Management of COVID-19 Patients - Beyond tests that diagnose or detect SARS-CoV-2 virus or antibodies, there are also tests that are authorized for use in the management of patients with COVID-19, such as to detect biomarkers related to inflammation. Once patients are diagnosed with COVID-19 disease, these additional tests can be used to inform patient management decisions.

As outlined in Section V.A. of the FDA guidance document Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency (Revised), FDA recommends that the following validation studies be conducted for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Clinical Evaluation, Inclusivity, and Cross-reactivity.

Limit of Detection Study

A limit of detection study should determine the limit of detection (LoD) utilizing all components of the test system from sample preparation to detection. We intend to test sensor performance using inactivated virus spiked into real clinical matrix (e.g., BAL fluid, saliva, etc.)

FDA recommends that preliminary LoD be determined by testing a 2-3-fold dilution series of three replicates per concentration. The lowest concentration that gives positive results 100% of the time is defined as the preliminary LoD. The final LoD concentration should be confirmed by testing 20 individual extraction replicates at the preliminary LoD. FDA defines LoD as the lowest concentration at which 19/20 replicates are positive.

Clinical Evaluations

Clinical evaluations of specimens, such as saliva, oral fluids, buccal swabs or other should test two paired specimens from at least 30 positive and 30 negative patients. Consecutively collected specimens are preferred. Specimens representing a wide range of viral load including low positive samples should be tested. One specimen from each patient should be collected by a healthcare worker using a nasopharyngeal (NP) swab and tested with an assay authorized for use with NP specimens. FDA recommends selecting a comparator assay that has established high sensitivity with an internationally recognized standard or FDA SARS-CoV-2 Reference Panel.

The other specimen from each patient should be the alternative specimen and should be tested with your candidate EUA diagnostic, provided it is authorized for testing of NP specimens, or using a previously authorized test with an NP swab claim. To minimize the occurrence of discordant results due to biological variability, both samples should be collected within a brief time period. FDA believes ≥95% positive percent agreement with similar Ct values for the paired specimen types is acceptable performance.

Seeking approval for screening individuals without symptoms, FDA recommends that you conduct a clinical study in the intended population. In the clinical study, results from for your diagnostic and a comparator diagnostic should be compared for each patient enrolled.

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When seeking approval for diagnostic devices intended for near patient or POC testing, data must be provided to demonstrate that non-laboratory personnel can perform the test accurately in the intended use environment.

Inclusivity Study

We intend to document the results of an inclusivity study that demonstrates the strains of SAR-CoV-2 that can be detected by the proposed molecular test. According to the FDA guidance, it is acceptable to conduct an in-silico analysis of published SARS-CoV-2 sequences using the molecular test’s primers and probes. FDA anticipates that 100% of published SAR-CoV-2 sequences will be detectable with the selected primers and probes.

Cross-Reactivity Study

Cross-reactivity studies are performed to demonstrate that the test does not react with related pathogens, high prevalence disease agents and normal or pathogenic flora that are likely to be encountered in a clinical specimen.

FDA recommends cross-reactivity wet testing on common respiratory flora and other viral pathogens at concentrations of 106 CFU/ml or higher for bacteria and 105 pfu/ml or higher for viruses, except for ARS-Coronavirus and MERS-Coronavirus, which can be accomplished by in silico analysis.

As an alternative, FDA believes an in-silico analysis of the molecular test primer and probes compared to common respiratory flora and other viral pathogens can be performed. For this guidance, FDA defines in silico cross-reactivity as greater than 80% homology between one of the primers/probes and any sequence present in the targeted microorganism. In addition, FDA recommends that developers follow recognized laboratory procedures in the context of the sample types intended for testing for any additional cross-reactivity testing.

Description of Property

The Company leases office space in Cedar Park, Texas. The lease is a thirteen-month lease with twelve monthly payments of $1,500 plus the Company’s share of reimbursable expenses. The Company also leases office space located in West Lafayette, Indiana. The lease is a twelve month lease with ten monthly payments of $1,100. The Company believes that such office space is likely to be sufficient for the foreseeable future.

Risk Factors

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Common Stock offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Common Stock and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Common Stock.

The discussions and information in this annual report may contain both historical and forward-looking statements. To the extent that the annual report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain factors it currently believes may cause future experience and actual results to differ from the Company’s current expectations.

Risks related to the Company’s business and industry.

The Company’s success depends on the viability of the Company’s business model, which is unproven and may be unfeasible.

The Company’s revenue and income potential are unproven, and the Company’s business model is relatively new. The Company’s business model is based on a variety of assumptions relating to the Company’s ability to develop and commercialize its diagnostic platform. These assumptions may not reflect the business and market conditions that we actually face. As a result, the Company’s operating results could differ materially from those projected under the Company’s business model, and the Company’s business model may prove to be unprofitable.

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The Company’s technology is under development and is subject to all the risks related thereto.

The ability of the Company to timely develop, manufacture and market its products is essential to its success. Current development and manufacturing schedules may be delayed by such factors as technological or labor difficulties and changes in both the needs and demands of customers and government policy or regulation. The costs of development could exceed our estimates which would require additional capital. Any delay in the development, manufacture or delivery of the Company's products could result in the Company attempting to market its products at a time when cost and performance characteristics are not competitive with adverse consequences to the Company. Accordingly, there can be no assurance that the Company will be able to successfully develop, manufacture and market its products.

We may not successfully achieve our innovation goals, or develop and introduce new products, which could adversely impact our financial condition and results of operations.

Our future performance and growth depend on innovation and our ability to successfully develop or license capabilities to introduce new products, brands, line extensions and product innovations or enter into or expand into adjacent product categories, sales channels or markets. Our ability to quickly innovate in order to adapt our products to meet changing consumer demands is essential, especially in light of e-commerce significantly reducing the barriers for small competitors to quickly introduce new brands and products directly to consumers. This risk is further heightened by the continued evolution of consumer needs, habits and preferences as a result of shifts in US demographics, reflecting various factors including cultural and socioeconomic changes.

We cannot be certain that we will successfully achieve our innovation goals. The development and introduction of new products require substantial and effective research and development and demand creation expenditures, which we may be unable to recoup if such new products do not gain widespread market acceptance. In addition, effective and integrated systems are required for us to gather and use consumer data and information to successfully market our products. New product development and marketing efforts, including efforts to enter markets or product categories in which we have limited or no prior experience, have inherent risks. These risks include product development or launch delays, which could result in our not being first to market and the failure of new products, brands and line extensions to achieve anticipated levels of market acceptance. If product introductions or new or expanded adjacencies are not successful, costs associated with these efforts may not be fully recouped and our net earnings could be adversely affected. In addition, if sales generated by new products cause a decline in sales of our existing products, our business, financial condition and results of operations could be materially adversely affected.

The Company’s lack of operating history creates substantial uncertainty about future results.

We have no operating history or operations on which to base expectations regarding the Company’s future results and performance. Further, the Company, as a recently formed enterprise, is subject to financial, funding, managerial and other types of risks associated with recently formed entities. In order to succeed, we must do most, if not all, of the following:

•	raise equity or debt financing to have sufficient funds to complete development and commercialization;
•	identify and establish relationships with customers;
•	attract, integrate, retain and motivate qualified management and sales personnel;
•	successfully execute the Company’s business strategies;
•	respond appropriately and timely to competitive developments; and
•	develop, enhance, promote and carefully manage the Company’s corporate identity.

The Company’s business will suffer if we are unable to accomplish these and other important business objectives.

Failure to implement the Company’s business strategy could adversely affect the Company’s operations.

The Company’s financial position, liquidity and results of operations depend on its management’s ability to execute its business strategy. Key factors involved in the execution of the business strategy include:

•	completing technology development;
•	successfully anticipating customer needs and requirements;
•	continued development and improvement of our technology; and
•	continued access to significant funding and liquidity sources.

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The Company’s failure or inability to execute any element of the Company’s business strategy could materially adversely affect the Company’s financial position, liquidity and results of operations.

We may have very limited capitalization and depend upon the success of this offering to finance our business plan.

We have limited financial resources to complete development and commercialization of our products and of our other long-term objectives. The Company may never achieve profitability and its ability to raise additional funds will be subject to, among other things, factors beyond the control of the Company and its directors, including cyclical factors affecting the economy generally. We can give no assurance that future funds can be raised on favorable terms, if at all.

Loss of, or inability to attract, key personnel could adversely impact our business.

Our success depends, in part, on our ability to retain key personnel, including our executive officers and research personnel, including Dr. Gregory Hummer, Lia A. Stanciu-Gregory, Thomas G. Sors and others. The unexpected loss of one or more of our key employees could disrupt our business. Our success also depends, in part, on its continuing ability to identify, hire, develop, and retain other highly qualified personnel, specifically in our research and development department and marketing and sales department. In addition, our employees may be targeted and recruited by other companies. We may not be able to attract or retain qualified personnel in the future, and its failure to do so or the compensation costs of doing so could adversely affect us.

Our industry is subject to rapid change.

Important factors that may cause the Company’s revenues, operating results and cash flows to fluctuate include:

•	the Company’s ability to develop and modify its sensors, it’s intellectual property and technology platform;

•	general economic conditions, which may adversely affect performance;

•	changes in terms of contracts, whether initiated by us or because of competition;

•	the amount and timing of operating costs and capital expenditures related to the operations and expansion of the Company’s business;

•	expenses related to significant, unusual or discrete events;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	income tax effects, including the impact of changes in U.S. federal and state tax laws;

•	technical difficulties or interruptions to the Company’s research and development or marketing efforts;

•	evolving regulations of our anticipated products and services; and

•	regulatory compliance costs.

Many of these factors are outside of the Company’s control, and the occurrence of one or more of them might cause the value of any investment in our Common Stock to be substantially impaired or completely eroded.

The Company may not be able to effectively protect its licensed intellectual property, which could impair the Company’s ability to compete effectively.

The Company licenses its intellectual property from IdentifySensors Fresh Food Enterprises, LLC (ISFFE), which has an obligation to protect and defend the intellectual property against infringers or claims of infringement. ISFFE licenses the intellectual property form IdentifySensors, LLC which also has an obligation to defend against infringers. However, both ISFFE and IdentifySensors, LLC have limited resources. No assurances can be given that the intellectual property of the Company (i) will not infringe upon the intellectual property rights of others or (ii) that the patent and pending patent applications are valid or that they will be enforceable.

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The Company’s ability to compete effectively depends in part on developing and maintaining the proprietary aspects of its products. The Company cannot be sure that the granted or pending patents or trademarks will be approved or will provide the competitive advantages for the Company’s products and services that it anticipates. The Company also cannot assure that any patents or trademarks, if obtained, will not be successfully challenged, invalidated or circumvented in the future. In addition, no assurance can be given that competitors, many of which have substantial resources, have not already applied for, or obtained, or will not seek to apply for and obtain, patents or trademarks that will prevent, limit or interfere with the Company’s ability to make, use and sell its products and services either in the United States or in international markets. Patent applications are maintained in secrecy for a period after filing. The Company may not be aware of all of the patents and patent applications potentially adverse to its interests.

The Company also relies on trade secrets and proprietary know-how, which the Company seeks to protect, in part, through confidentiality and proprietary information agreements. The Company requires its employees and key consultants to execute confidentiality agreements upon the commencement of employment or a consulting relationship with the Company. No assurance can be given that employees or consultants will not breach these agreements, that the Company will have adequate remedies for any breach or that the Company’s trade secrets will not otherwise become known to or be independently developed by competitors.

The Company may in the future become subject to patent and/or trademark litigation, which would be costly to defend and could invalidate the Company’s patents and/or trademarks.

No assurance can be given that the Company will not become subject to, whether within or outside of the United States, patent and/or trademark infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Defending and prosecuting intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are costly and time-consuming. IdentifySensors is obligated to pay all such costs, but there can be no assurance that IdentifySensors will have the capital or funding available to bear such costs.

Litigation may be necessary to enforce the Company’s patents, if any, or trademarks, to protect its trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and will result in significant diversion of effort by technical and management personnel. An adverse determination in any of the litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, which ISFFE and IdentifySensors is obligated to pay. However, if the Company’s license is disputed by third parties, the Company may be required to cease using such technology, which would have a material adverse effect on the Company’s business, financial condition, results of operations, and future growth prospects.

We face intense competition in the marketplace which could lead to reduced net sales, net earnings, and cash flow.

We face intense competition from other diagnostic and testing product companies in the US. Most of our products are expected to compete with other consolidated and widely advertised, promoted, and merchandised brands within each product category.

Our retail products are expected to compete on the basis of product performance, brand recognition, and price. Advertising, promotion, merchandising and packaging also have significant impacts on consumer purchasing decisions. A newly introduced consumer product (whether improved or newly developed) usually encounters intense competition requiring substantial expenditures for advertising, sales promotion and trade merchandising. If a product gains consumer acceptance, it typically requires continued advertising, promotional support and product innovations to maintain its relative market position. If our advertising, marketing and promotional programs, including its use of digital media to reach consumers, are not effective or adequate, our net sales may be negatively impacted.

Most of our competitors are larger than us and have far greater financial resources. These competitors may be able to spend more aggressively on advertising and promotional activities, introduce competing products more quickly and respond more effectively to changing regulatory, business and economic conditions than we can. In addition, our competitors may attempt to gain market share by offering similar products at prices at or below those offered by us. Competitive activity may require us to increase our spending on advertising and promotions and/or reduce prices, which could lead to reduced sales and net earnings.

Our products may not meet health and safety standards or could become contaminated.

We and our contractors will adopt various quality, environmental, health and safety standards. Even if our planned products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturing facilities, distributors, or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

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The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Although we will take measures to ensure that our planned products are safe for use, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences.

Although once we are able to sell our products we plan to maintain product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, any planned product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

Volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services may negatively impact our net earnings and cash flow.

Volatility and increases in the costs of raw materials and chemicals, and increases in the cost of energy, transportation, labor and other necessary supplies may harm our results of operation. Increased transportation expenses may cause us to incur unanticipated expenses and impair our ability to distribute our products or receive our raw materials in a timely manner, which could disrupt our operations, strain our customer relations and adversely affect our operating profits. If commodity and or other costs increase in the future, such increases could exceed our estimates and if we are unable to increase the prices of our products or achieve cost savings to offset such cost increases, our results of operation will be harmed. In addition, even if we increase the prices of our products in response to increases in the cost of commodities or other cost increases, we may not be able to sustain our price increases. Sustained price increases may lead to declines in sales volume as competitors may not adjust our prices or customers may decide not to pay the higher prices, which could lead to sales declines and loss of market share. This could adversely affect our business, financial condition and results of operations.

Sales growth objectives may be difficult to achieve, we may not be able to successfully implement price increases, and market and category declines and changes to our product may adversely impact our financial condition and results of operations.

We will participate in mature markets that are subject to high levels of competition. Our ability to achieve sales growth depends on our ability to drive growth through innovation, expand into new products, categories and channels, invest in our brand and capture market share from competitors. In addition, as we enter the market, our competitors may or may not take competitive actions, which may prove difficult for us to achieve market penetration for our products. If we are unable to obtain market share for our product lines, develop product innovations, undertake sales, marketing and advertising initiatives that grow our product categories and/or develop, acquire or successfully launch new products or brands, we may not achieve our sales growth objectives. Even when we are successful in increasing market share within particular product categories, a decline in the markets for such product categories can have a negative impact on our financial condition and results of operation.

Dependence on key customers could adversely affect our business, financial condition and results of operations.

We anticipate that a limited number of customers will account for a large percentage of our net sales. As a result, changes in the strategies of our largest customers or a shift to competing products may harm our net sales or margins, and reduce our ability to offer new, innovative products to our consumers. Furthermore, any loss of a key customer or a significant reduction in net sales to a key customer could have a material adverse effect on our business, financial condition and results of operations.

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Harm to our reputation or the reputation of one or more of our products could have an adverse effect on our business, financial condition and results of operations.

Gaining and maintaining a strong reputation with consumers, customers and trade partners is critical to the success of our business. We intend to devote significant time and resources to programs that are designed to grow, protect and preserve our reputation and the reputation of our products. Despite these efforts, negative publicity about our products, including product safety, quality, efficacy, environmental impacts (including packaging, energy and water use and waste management) and other sustainability or similar issues, whether real or perceived, could occur. In addition, our products could face withdrawal, recall, other quality issues or decreased demand. In addition, widespread use of social media and networking sites by consumers has greatly increased the accessibility and speed of dissemination of information. Negative publicity, posts or comments by consumers or competitors about us, our brand, our products, our marketing activities or our employees, whether accurate or inaccurate, or disclosure of non-public sensitive information about us, could be widely disseminated through the use of social media or network sites or through other media or in other formats. Such events, if they were to occur, could harm our image and adversely affect our business, financial condition and results of operations, as well as require resources to rebuild our reputation.

Government regulations could impose material costs.

Generally, the manufacture, processing, formulation, packaging, labeling, storage, distribution, advertising and sale of our products and the conduct of our business operations must comply with extensive federal and state laws and regulations. For example, in the US, our products are regulated by the Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”) and our product claims and advertising are regulated by the Federal Trade Commission (“FTC”), among other regulatory agencies. Most states have agencies that regulate in parallel to these federal agencies. We could be subject to future inquiries or investigations by governmental and other regulatory bodies. Any determination that our operations or activities are not in compliance with applicable law could expose us to future impairment charges or significant fines, penalties or other sanctions that may result in a reduction in net income or otherwise adversely impact our business and our reputation.

It is expected that federal and state governments will continue to introduce new and expanded legislation affecting our operations, which may require us to increase our resources, capabilities and expertise in such areas. For example, we are subject to regulations regarding the transportation, storage or use of certain chemicals to protect the environment, including as a result of evolving climate change standards, and regulations in other areas. Such regulation could negatively impact our ability to obtain raw materials or could increase our acquisition and compliance costs. Furthermore, additional legislation in the areas of healthcare reform, taxation, sustainability of packaging, including plastics, could also increase our costs. In addition, any future government shutdowns may result in delays in the acceptance, review and approval of products or claims by the EPA or other governmental agencies, or other required governmental approvals.

If we are found to be noncompliant with applicable laws and regulations in these or other areas, we could be subject to civil remedies, including fines, injunctions, product withdrawals or recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business. Loss of or failure to obtain necessary permits and registrations could delay or prevent us from meeting product demand, introducing new products, building new facilities or acquiring new businesses and could adversely affect our financial condition and results of operations.

Reliance on a limited base of suppliers may result in disruptions to our business.

We may rely on a limited number of suppliers for certain commodities and raw material inputs, including sole-source and single-source suppliers for certain of its raw materials, packaging, product components, finished products and other necessary supplies. New suppliers have to be qualified under our stringent standards and may also have to be qualified under governmental and industry standards, and any relevant standards of our customers, which may require additional investment and time. We could experience disruptions in production and other supply chain issues, which could result in out-of-stock conditions, and its results of operations and relationships with customers could be adversely affected if we are unable to qualify any needed new suppliers or maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity, quality and price levels needed for our business, if any of our key suppliers becomes insolvent or experiences financial distress, or if any environmental, economic or other outside factors impact our operations.

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Environmental matters create potential liabilities that could adversely affect our financial condition and results of operations.

We must comply with various environmental laws and regulations in the jurisdictions in which we operate, including those relating to air emissions, water discharges, handling and disposal of solid and hazardous wastes, remediation of contamination associated with the use and disposal of hazardous substances and climate change. We anticipate incurring significant expenditures and other costs in complying with such environmental laws and regulations, and such expenditures reduce the cash flow available to us for other purposes. We may also become the subject to environmental liabilities in the future that could result in a material adverse effect on our financial condition and results of operations.

Increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

As climate change, land use, water use, deforestation, recyclability or recoverability of packaging, including single-use and other plastic packaging, and other sustainability concerns become more prevalent, governmental and non-governmental organizations, customers, consumers and investors are increasingly focusing on these issues. In particular, changing consumer preferences may result in increased customer and consumer concerns and demands regarding packaging materials, including plastic packaging, and their environmental impact on sustainability, a growing demand for natural or organic products and ingredients, or increased consumer concerns or perceptions (whether accurate or inaccurate) regarding the effects of ingredients or substances present in certain consumer products. This increased focus on environmental issues and sustainability may result in new or increased regulations and customer demands that could cause us to incur additional costs or to make changes to our operations to comply with any such regulations and demands.

Concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate the effects of climate change on the environment. Increased costs of energy or compliance with emissions standards due to increased legal or regulatory requirements may cause disruptions in or increased costs associated with manufacturing our products. In addition, any failure to achieve our goals with respect to reducing our impact on the environment or perception (whether or not valid) of our failure to act responsibly with respect to the environment or to effectively respond to new, or changes in, legal or regulatory requirements concerning climate change or other sustainability concerns could adversely affect our business and reputation.

Our facilities and suppliers are subject to disruption by events beyond our control.

Operations at our facilities, our suppliers (including sole-source and single-source suppliers), service providers and customers are subject to disruption for a variety of reasons, including work stoppages, cyber-attacks and other disruptions in information technology systems, demonstrations, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters, disruptions in logistics, loss or impairment of key manufacturing sites, supplier capacity constraints, raw material and product quality or safety issues, industrial accidents or other occupational health and safety issues. If a major disruption at our facilities or at the facilities of our suppliers were to occur, it could result in injury to people, damages to the natural environment, temporary loss of access to critical data, unauthorized disclosure of sensitive or confidential information, delays in shipments of products to customers, disruptions in our supply chain or suspension of operations. Any such disruption could have a material adverse effect on our business, financial condition and results of operations.

If we are found to have infringed the intellectual property rights of others or cannot obtain necessary intellectual property rights from others, our competitiveness could be negatively impacted.

If we are found to have violated the trademark, trade secret, copyright, patent or other intellectual property rights of others, directly or indirectly, through the use of third-party marks, ideas or technologies, such a finding could result in the need to cease use of such trademark, trade secret, copyrighted work or patented invention in our business or products as well as the obligation to pay for past infringement. If holders are willing to permit us to continue to use such intellectual property rights, they could require a payment of a substantial amount for continued use of those rights. Either ceasing use or paying such amounts could cause us to become less competitive and could have a material adverse effect on our business, financial condition and results of operations.

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Even if we are not found to infringe on a third party’s intellectual property rights, claims of infringement could adversely affect our business. We could incur material legal costs and related expenses to defend against such claims and we could incur significant costs associated with discontinuing to use, provide or manufacture certain products, services or trademarks even if we are ultimately found not to have infringed such rights.

Risks Related to the Company’s Governance

Investors will not have any voting control over the Company’s business and affairs.

ISFFE owns more than 84% of the outstanding shares of voting Common Stock of the Company, all of which are voted by Dr. Gregory Hummer. Thus, Dr. Hummer is expected to control a majority of the voting power for the foreseeable future and therefore controls the business and affairs of the Company.

The Company is subject to a number of conflicts of interests.

The Company has entered into contracts and agreements with Dr. Hummer or his affiliated entities which have not been negotiated on an arms’-length basis. These contracts include the License Agreement from ISFFE and the Sublease Agreement for the Company’s office space. The Company cannot guarantee that these contracts and arrangements are fair and reasonable to the Company.

Additionally, Dr. Hummer and certain of the Company’s officers and key consultants are not full time employees and have other jobs and commitments. Dr. Hummer is also the Manager of both IdentifySensors, LLC and Identify Sensors Fresh Food Enterprises, LLC. Thomas G. Sors, the Chief Executive Officer, and Ann Hawkins, the Chief Financial Officer, are both part time consultants. Such officers are not required to devote their full time and energy to the Company and have other employers to whom they owe a duty of care and loyalty. Lia A. Stanciu-Gregory is a full-time professor at Purdue University and was engaged as a researcher through the Company’s Strategic Alliance Agreement with Purdue University, which terminated for her the beginning of August 2021 and was replaced by Rupesh Mishra PhD.. Ms. Stanciu-Gregory may therefore have conflicts of interest between her obligations to Purdue University and her research efforts for the Company.

We have made assumptions in our projections and in forward-looking statements that may not be accurate.

The discussions and information in this annual report may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this annual report, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that this annual report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from those we projected or estimated. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this annual report or in other reports issued by us or by third-party publishers.

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IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. THE READER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion relates to the historical operations and financial statements of IdentifySensors Biologics Corp for the fiscal year ended June 30, 2021 and the period from inception (June 11, 2020) to June 30, 2020.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this Annual Report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Annual Report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Annual Report.

Company Overview

IdentifySensors Biologics Corp., is a Delaware corporation, founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens specifically for Covid19 but applicable to other diseases as well. We are developing prototypes of our products and expect to complete initial prototypes during the fiscal year 2022. However, before any commercial sales occur in the U.S., we must complete extensive testing and obtain approval from the U.S. Food and Drug Administration. Such efforts will require significant additional capital.

Because our products and services are specifically designed to address the testing needs for Covid-19, recent developments in the pandemic may affect the demand for and the attractiveness of our products. Many other companies have developed or are developing Covid-19 testing products, some of which have already commenced commercial sales. If the incidence or seriousness of Covid-19 is reduced, there may be significantly less demand for Covid-19 testing products. Our products are being developed to as a platform to test for other diseases or pathogens and therefore we believe that our products will have uses and applications beyond Covid-19.

As of June 30, 2021, the Company has not yet commenced commercial sales or generated any revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and raising capital, principally through the sales of common stock and loans from affiliates. The Company’s expenses have been primarily research and development costs, administrative expenses and professional fees. The Company will incur significant additional research and development expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Financial Condition and Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

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We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

Results of Operations

Fiscal Year Ended June 30, 2021

We incurred a net loss for the fiscal year ended June 30, 2021 of $1,965,358.

No revenue was earned or recognized during the fiscal year ended June 30, 2021. During our fiscal year ended June 30, 2021, we raised $1,686,174 from the sale of common stock. We also received a $150,000 loan from our majority shareholder, IdentifySensors Fresh Food Enterprises, LLC (ISFFE).

Total operating expenses in the year ended June 30, 2021 were $1,897,402 as compared to $0 for the period of inception, which was June 11, 2020 to June 30, 2020. The increase is because as of June 30, 2020, we had not yet begun operations. Operating expenses include $444,666 in research and development expenses, $963,212 in office and administrative expenses and $489,524 in professional fees.

Research and Development-Research and development costs were $444,666 for the year ended June 30, 2021 as compared to $0 for the period of inception, which was June 11, 2020 to June 30, 2020. For the year ended June 30, 2021, the Company received $0 in reimbursement from the contracts and incurred $444,666 in research and development expenses.

The research and development expenses consist of $216,390 to Purdue University, subcontractor expenses of $161,550, and lab supply costs of $66,726 for the year end June 30, 2021 as compared to $0 for the period from June 11, 2020 (inception) to June 30, 2020. The increase is because as of June 30, 2020, we had not yet begun operations.

Office and Administrative Expenses The increase in office and administrative expenses was due to the fact that we had not yet begun operations as of June 30, 2020. Office and administrative expenses for the year ended June 30, 2021 were $963,212 and consist of advertising, management services, marketing, stock awards and operations of the Company. We did not incur any office and administrative expenses for the period of June 11 (inception) to June 30, 2020.

Legal and Professional Expenses. The increase in legal and professional fees was due to the fact that we had not yet begun operations as of June 30, 2020. Legal and professional expenses for the year ended June 30, 2021 were $489,524 and consist of accounting and audit fees, legal expenses associated with contracts, consulting expenses, expenses related public offerings and operations of the Company. We did not incur any legal and professional fees for the period of June 11 (inception) to June 30, 2020.

Other Income (Expense). Other income (expense) was ($66,976) for the year ended June 30, 2021 which consisted of $6,000 rental income from a sub-lease in Cedar Park, Texas, $8,388 for interest expense on a related party loan and finance costs related to stock warrants of $64,588. Other income (expense) for the period of June 11, 2020 (inception) to June 30, 2020 was ($4,665), which consisted of $4,665 in organizational expenses.

Period of Inception June 11, 2020 to June 30, 2020

We incurred a net loss for the period June 11, 2020 to June 30, 2020 of $4,665.

During the period from June 11, 2020 (inception) to June 30, 2020, no revenue was earned or recognized and no capital was received. We incurred $4,665 in organizational costs.

Liquidity and Capital Resources

Our cash balance at June 30, 2021 was $307,435 compared to $0 at June 30, 2020. We do not believe these cash reserves are sufficient to cover our expenses for our operations for fiscal year ending June 30, 2022. We will require additional funding for our ongoing operations.

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At our current level of operations, we expend approximately $210,000 per month, meaning that we would require $2,520,000 in available cash to fund operations through June 30, 2022. However, our business plans anticipated that we would commence prototype testing and apply for approval of the FDA in this fiscal year. Such activities would require substantial additional capital, estimated to be approximately $5,000,000. We do not have any commitments to invest or loan such amount of capital. If we do raise the capital required to implement our business plan, we may need to curtail necessary research and development activities, delay completion and testing of prototypes and defer the application for FDA approval. Such delays would have a materially adverse effect on our operations and our prospects for success as many of our competitors have substantially capital resources, research and development expertise, greater marketing abilities and international name recognition.

We may be required to offer rescission to certain investors in our Regulation A Offering. The Company was obligated to file its first Semi Annual Report for the period ended December 31, 2020 on or before 90 days after the end of the period. The Company was obligated to file its Annual Report for the year ended June 30, 2021 within 120 days after the end of the year. The Company did not file such reports on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company may be obligated to offer rescission to investors who purchased shares during the period such filings were late and return the amount invested. The Company estimates that an aggregate of approximately $206,000 was invested during the period from March 31, 2021, the date the Semi Annual Report on Form 1-SA was due, through March 3, 2022, the date on which the Company stopped accepting Regulation A subscriptions. The Company will re-commence accepting subscriptions for common stock in the Regulation A offering upon filing of this Annual Report and the filing of a Post-Qualification Amendment to its Form 1-A to update the Offering Circular.

We plan to continue to fund our operations and capital funding needs through equity financing and the exercise of warrants issued in private placements. There is no assurance that we will be able to raise money through this offering or through the exercises of warrants. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

Plan of Operation and Funding

We expect to continue research and development primarily through our relationship with Purdue University. We will also continue to establish relationships with prospective manufacturers, distributors and large prospective customers. Existing working capital, further advances, together with anticipated capital raises and anticipated cash flow are not expected to be adequate to fund our operations over the next twelve months. Our CEO and others consultants and employees have agreed to defer payment of certain salaries or fees until we have adequate capital resources to implement our business plan. We have no lines of credit or other bank financing arrangements. We have financed operations to date through proceeds from the sale of our common stock, warrant exercises and convertible loans.

Management anticipates additional increases in operating expenses relating to: (i) developmental expenses; and (ii) marketing expenses. We intend to finance these expenses through the sale of additional shares of securities and through the exercise of outstanding warrants.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this Annual Report, we do not have any material commitments except the leases described in Note 5 to the Financial Statements.

Transactions with Related Parties

During the fiscal year ended June 30, 2021, the Company entered into a number of transactions with related parties. For a description of such transactions, see Note 6 to the Financial Statements. Such transactions were undertaken to secure capital for the Company or to retain the employment or professional services of the related party. The transaction prices were not determined on the basis of arm’s-length negotiations, although the Company believes that the prices were on terms no less favorable to the Company than those available from unrelated third parties. No fairness or other valuation opinions were obtained from third party valuation firms.

28

Purchase of Significant Equipment

We do not have any commitments to purchase, and do not intend to purchase, any significant equipment during the next twelve months.

Off-Balance Sheet Arrangements

As of the date of this Current Report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $1,969,043 at June 30, 2021 and net loss from operations of $1,965,358.

The Company does not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of equity securities and related party advances. In addition, the Company is in the development stage and has not generated any revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue operations is dependent on the success of management’s plans and raising of capital through the issuance of equity securities, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash is insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements, included in Item 7.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk.

Not applicable.

Item 3. Directors and Officers

The current directors and officers as of the Company are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	68
Bruce Raben	President and Secretary	67
Ann M. Hawkins	Chief Financial Officer and Treasurer	67
Thomas G. Sors	Chief Operating Officer	45
Jeff Spagnola	Chief Marketing Officer and Sales Director	60

Directors

Dr. Gregory Hummer	Director	68
Bruce Raben	Director	67

29

Devotion of Time by Executive Officers

All of the executive officers are part time contractors to the Company. The following table sets forth their monthly commitment based upon the number of hours currently worked.

Name	Commencement Date	Estimated Hourly Commitment (per week)
Dr. Gregory Hummer	October 1, 2020	40 hours
Bruce Raben	October 1, 2020	Up to 20 hours
Ann M. Hawkins	October 23, 2020	Up to 20 hours
Jeff Spagnola	October 13, 2020	Up to 20 hours
Thomas G. Sors	August 1, 2020	Up to 30 hours

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensors, LLC in 2015. Dr. Hummer has developed patented nanotechnology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad application including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO, Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of Blue Pearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “Blue Pearl”, a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer worked at St. Luke’s Hospital, as Treasurer of Medical Staff and Trauma Surgeon for 16 years.

Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional Biochemistry and Computer Engineering, 1975. He is the author of over 20 published articles on High Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include, Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Thomas G. Sors, Chief Operating Officer. Dr. Sors is Assistant Director of Purdue’s Institute of Inflammation, Immunology and Infectious Disease, where he works to drive strategic direction and manage daily operations of the Institute. Dr. Sors is also involved in the Indiana Clinical and Translational Sciences Institute (CTSI), where he has established a reputation for connecting investigators from across the region to core facilities and research collaborators at Purdue. Dr. Sors received his Ph.D. in Plant Physiology and Molecular Biology from the Department of Horticulture at Purdue University in 2008 and remained at Purdue to complete his post-doctoral research in the Department of Biochemistry.

Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLC., a law firm, both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association and Ohio Society of Certified Public Accountants. She is also admitted to United States Supreme Court, Supreme Court of the States of Ohio, Wisconsin and Florida.

30

Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, Service Provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to Investors, Industry Analysts and Press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the Service Providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983). Born and raised in Cleveland Ohio, he and his wife Whitney now live in Kenwood, CA and have two grown children.

Compensation of Directors and Executive Officers

The table below summarizes all compensation paid to our directors and officers for all services rendered in all capacities to for the fiscal year ended on June 30, 2021.

Name	Position	Total Compensation
Dr. Gregory Hummer(1)	Chief Executive Officer	$133,333

Bruce Raben	President	$–

Thomas G. Sors	Chief Operating Officer	$10,187

Ann M. Hawkins(2)	Chief Financial Officer	$29,548

Jeff Spagnola	Chief Marketing Officer and Sales Director	$–

_________________

(1)	Compensation increases as the annualized revenue of the company increases. If annualized revenue is averaging $20,000,000, then the quarterly payment to Dr. Hummer increases to $200,000, if revenue is averaging $40,000,000, then the quarterly payment increases to $300,000 and if the revenue is averaging $50,000,000, then the quarterly payment increases to $400,000. Further increases are determined by the Board of Directors.
(2)	No compensation was paid directly to Ms. Hawkins. The Company paid $16,537 for accounting fees to Edward Hawkins, CPA, which is managed by Ms. Hawkins spouse. The Company also paid $13,011 in legal; fees to Hawkins & Co LPA, a firm in which Ms. Hawkins has an interest.

Employment and Consulting Agreements

The Company has not entered into any employment agreements with any executive officer but has entered into Contractor Agreements with each of Dr. Greg Hummer, Bruce Raben, Thomas G. Sors, Ann M. Hawkins and Jeff Spagnola and has agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with IdentifySensors, LLC.

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, the Company currently is not a party to any indemnification agreement with any director or officer of the Company. The Company may enter into agreements to indemnify any or all of the Board of Directors or officers of the Company at some time in the future. The Company believes that these agreements could be necessary to attract and retain qualified persons as executive personnel of the Company.

31

Equity Incentive or Stock Option Plan

The Board of Directors and a majority of the stockholders of the Company have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which the Company may grant or award stock or options to purchase stock up to a maximum of 9,222,227 shares. The awards may be given to employees, consultants, directors or other persons who render services to the Company. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

As of the date hereof, the Board of Directors have made the following awards to executive officers and key consultants:

NAME	NO. OF SHARES[1]	COMPANY REPURCHASE SCHEDULE

Thomas G. Sors	555,556	138,890 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Anne T. Hummer	416,667	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Lia A. Stanciu-Gregory	1,388,889	1,388,889 shares vested pursuant to her agreement and the remainder were forfeited upon the termination of her service for the Company.

Edmond DeFrank	111,112	All vest upon grant of patent, as long as within 4 years.

Rodney Corder	277,778	138,889 shares immediately and on January 8, 2022.

Bruce Raben	416,667	145,834 shares immediately, 145,834 shares on the first anniversary, and 125,000 shares on the second anniversary.

Patrick Roche	416,667	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

__________

1The number of shares above reflects the effect of a 1-for-3.6 reverse stock split effective as of September 30, 2020.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership of our voting securities based on an aggregate of 44,424,652 Common Shares issued and outstanding as of December 31, 2021. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is care of the Company at 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

32

Number and address of beneficial owner	Number of Shares	Nature of Beneficial Ownership	Percentage of class
Dr. Gregory Hummer(1)	42,277,778	Indirect	93.93%
Bruce Raben(2)	145,834	Direct	*
Thomas G. Sors(3)	164,931	Direct	*

All directors and Officers as a group	42,588,543		94.62%

*Less than one percent.

(1)	Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.

Item 5. Interest of Management and Others in Certain Transactions

Except as set forth below, the Company has not entered into any transaction for the period ended June 30, 2021; and currently there are no proposed transactions, in which either the Company or any of its subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of the Company’s directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Shares; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 84% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over the business and affairs of the Company.

No Ownership of the Intellectual Property

The Company has acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See Description of Business—License Agreement” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which the Company’s products will be developed.

No Arms’-Length Agreements.

The agreements between the Company and Dr. Hummer or his affiliated entities have not been negotiated at arms’-length. While the Company believes that the terms and conditions of such agreements are fair to the Company, there can be no assurances that the Company could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Dr. Hummer, Ann Hawkins and Jeff Spagnola is obligated to devote their respective his full time and energy to the Company business and each has other business activities that may require a substantial amount of his time and attention. Additionally, Thomas G. Sors, the Chief Operating Officer, is an employee of Purdue University and is engaged as a part time consultant to the Company. The Company will not, therefore, be entitled to the full time and energy of such personnel.

Item 6. Other Information

Not applicable.

Item 7. Financial Statements

33

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of IdentifySensors Biologics, Inc.,

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IdentifySensors Biologics Corp. (the “Company”) as of June 30, 2021 and 2020, the related statements of operations, changes in Stockholders’ equity (deficit), and cash flows for the year ended June 30, 2021 and the period from June 11, 2020 through to June 30, 2020 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the year ended June 30, 2021 and for the period from June 11, 2020 through to June 30, 2021, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2020

Lakewood, CO

April 8, 2022

F-2

IdentifySensors Biologics Corp.

Balance Sheets

	June 30,	June 30,
	2021	2020
ASSETS
Current assets:
Cash	$307,435	$–
Prepaid expenses	104,078	–
Total current assets	411,513	–

Operating lease right-of-use asset	17,030	–
Deferred tax asset	–	980
Security deposit	5,950	–
Total assets	$434,493	$980

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$381,524	$4,665
Subscription refunds payable	9,173	–
Operating lease liability	18,472	–
Total current liabilities	409,169	4,665

Long term liabilities:
Note payable related party	158,388	–
Total long term liabilities	158,388	–
Total liabilities	567,557	4,665

Stockholders' (deficit)
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued and outstanding as June 30, 2021 and June 30, 2020	–	–
Common stock, $0.0001 par value: 350,000,000 shares authorized; 44,849,439 shares issued and outstanding at June 30, 2021 and none at June 30, 2020	4,485	–
Additional paid-in capital	1,831,494	–
Accumulated (deficit)	(1,969,043)	(3,685)
Total stockholders' (deficit)	(133,064)	(3,685)
Total liabilities and stockholders' (deficit)	$434,493	$980

The accompanying notes are an integral part of these financial statements.

F-3

IdentifySensors Biologics Corp.

Statements of Operations

		For the Period
	For the Year Ended	June 11, 2020 (inception)
	June 30,	through to
	2021	June 30, 2020

Revenue	$–	$–
Operating expenses:
Research and development expenses	444,666	–
Office and administrative expenses	963,212	–
Professional fees	489,524	–
Total operating expenses	1,897,402	–

Loss from operations	(1,897,402)	–

Other Income (Expense)
Interest expense	(8,388)	–
Finance cost	(64,588)
Rental income	6,000	–
Organizational expense	–	(4,665)
Total Other Income (Expense)	(66,976)	(4,665)

Loss before provision for federal income taxes	(1,964,378)	(4,665)

Provision for federal income taxes	(980)	980
Net loss	$(1,965,358)	$(3,685)

Net loss per common share - basic and diluted	$(0.04)	$–

Weighted average common shares outstanding - basic and diluted	44,377,825	–

The accompanying notes are an integral part of these financial statements.

F-4

IdentifySensors Biologics Corp.

Statement of Changes of Stockholders’ (Deficit)

For the Period from June 11, 2020 (inception) through to June 30, 2020

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Capital	(Deficit)	(Deficit)
Balance - inception (June 11, 2020)	–	–	–	$–	$–	–	$–

Net loss for the period	–	–	–	–	–	(3,685)	(3,685)
Balance - June 30, 2020	–	–	–	$–	$–	(3,685)	$(3,685)

IdentifySensors Biologics Corp.

Statement of Changes in Stockholders' (Deficit)

For Year Ended June 30, 2021

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Capital	(Deficit)	(Deficit)
Balance - June 30, 2020	–	–	–	$–	$–	$(3,685)	$(3,685)

Common stock issued for cash	–	–	42,657,149	4,266	1,681,908	–	1,686,174
Stock options vested	–	–	–	–	14,175	–	14,175
Warrants issued (compensation)	–	–	–		68,850	–	68,850
Warrants issued (finance cost)	–	–	–	–	64,588	–	64,588
Restricted stock awards vested	–	–	2,192,290	219	1,973	–	2,192
Net loss for the period	–	–	–	–	–	(1,965,358)	(1,965,358)
Balance - June 30, 2021	–	–	44,849,439	$4,485	$1,831,494	$(1,969,043)	$(133,064)

The accompanying notes are an integral part of these financial statements.

F-5

IdentifySensors Biologics Corp.

Statements of Cash Flow

		For the Period
	For the Year Ended	June 11, 2020 (inception)
	June 30,	through to
	2021	June 30, 2020

Cash from operating activities:
Net loss	$(1,965,358)	$(3,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation - awards	2,192	–
Stock based compensation - options	14,175	–
Stock based compensation - warrant	68,850	–
Finance cost	64,588	–
Deferred taxes	980	(980)
Changes in operating assets and liabilities:
Prepaid expenses	(104,078)	–
Operating lease right-or-use asset	(17,030)	–
Security deposit	(5,950)	–
Accounts payable and accrued liabilities	376,859	4,665
Lease liability amortization	18,472	–
Accrued interest	8,388	–
Net cash used in operating activities	(1,537,912)	–

Cash flows from financing activities:
Issuance of common stock for cash	1,686,174	–
Proceeds from long-term loans	150,000	–
Proceeds from subscriptions to be refunded	9,173	–
Net cash provided by financing activities	1,845,347	–

Net change in cash	307,435	–
Cash - beginning of period	–	–
Cash - end of period	$307,435	$–

Supplemental Cash Flow Disclosures
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Non-cash investing and financing activities:
Stock based compensation	$149,805	$–

The accompanying notes are an integral part of these financial statements.

F-6

Identifysensors biologics Corp

Notes to the Financial Statements

For the Year Ended June 30, 2021 and for the Period from June 11, 2020 to June 30, 2020

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation (“Company”) founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens specifically for Covid19 and sensors to be used in the food supply chain to detect freshness in fish and meat, and bacteria in fruits and vegetables and to develop a test to detect Staph bacteria in hospitals.

As of June 30, 2021, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company adopted June 30 as its fiscal year end.

Reverse Stock Split

On September 29, 2020, the Company amended its certificate of incorporation to implement a 1-for -3.6 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company adjusted the share amounts under its stock incentive plan, outstanding options and common stock.

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2021.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of 3 months or less, are considered to represent cash and cash equivalents. There were no cash equivalents as of June 30, 2021 and 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2021.

F-7

The Company intends to file a U.S. federal tax return and other tax returns as required. All tax periods since inception remain open to examination.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the year ended June 30, 2021, no interest and penalties associated with the Company’s tax positions have been recognized in the statements of income or the balance sheet.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include, but are not limited to, product development, clinical and regulatory expenses, materials, supplies, and related subcontract expenses. The expenses assigned to molecular gene detection sensors are for product commercialization to Purdue University and outside contractors and manufactures.  The Company is now in the phase of early manufacturing and seeking out manufacturing partners as well as government grants.

The research expenses are assigned to the research sensor project to demonstrate proof of principle in the detection of pathogens by rapid molecular gene identification in patients.  Expenses support supplies and manpower to produce a working prototype.  These expenses include compensation support of key personnel and consultants to develop a commercialization plan.

Fair Value measurements

When required to measure assets or liabilities at fair value the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value of hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level I uses quoted prices in active markets for identical assets or liabilities. Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no assets or liabilities that are adjusted to fair value on recurring basis.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Basic and diluted earnings per share

Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding during the period plus the effect of potentially dilutive common stock equivalents, including stock options, warrants to purchase the Company’s common stock, and convertible note payable. For the year ended June 30, 2021 and the period June 11, 2020 (inception) through to June 30, 2020, potentially dilutive common stock equivalents not included in the calculation of diluted earnings per share because they were anti-dilutive are as follows:

	June 30,	June 30,
	2021	2020
Warrants	50,925	–
Options	12,500	–
Total possible dilutive shares	63,425	–

Stock-based compensation

Stock-based compensation to employees and non-employees consist of stock options grants, warrants to purchase common stock and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant. The fair value of share of common stock is based on trading price of the Company’s share.

F-8

The Company calculates the fair values of option and warrant grants utilizing the Black-Scholes pricing model Assumptions used by the Company in using the Black-Scholes pricing include: 1) volatility based on the Company’s average volatility rate, 2) risk free interest rate based on the U.S. Treasury yield for a term consistent with expected life of the awards in effect at the time of the grant, 3) the expected life of the option or warrants, and 4) expected cash dividend rate on shares of common stock. During the year ending June 30, 2021 and 2020 volatility was based on average rates for similar publicity traded companies.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. The resulting stock-based compensation expense for employee awards is generally recognized on a straight-line basis over the vesting period of the award.

Common stock purchase warrants and derivative financial instruments

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement, or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Leases

The Company has adopted FASB ASC 842. Pursuant to FASB ASC 842 operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Prospectively, the Company will adjust the right-of-use assets for straight-line rent expense or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

Pursuant to FASB ASC 842, the Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Assumptions made by the Company at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease

Note 2 Going Concern

The Company’s financial statements are prepared using U.S. GAAP, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the year ended June 30, 2021, the Company had a net loss of $1,965,358. As of June 30, 2021, the Company had an accumulated deficit of $1,969,043. The Company has not established sufficient revenue to cover its operating costs and will require additional capital to continue its operating costs and will require additional capital to continue its operating plan. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operation losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources for the Company includes: sales of equity instruments; traditional financing such as loans, and obtaining capital from management and significant stockholders sufficient to meet its minimum operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing this plan.

F-9

There is no assurance that the Company will be able to obtain sufficient additional funds needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASU Subtopic 470-20 “Debt-Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging-Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

Note 4 Income Taxes

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, on the basis of current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of net deferred tax asset exists at June 30, 2021.

The provision (benefit) for income taxes consists of the following:

Federal Income Tax	June 30, 2021	June 30, 2020
Current	$–	$–
Deferred	980	(980)

Total Federal Income Tax (benefit	$980	$(980)

The Company’s current provision (benefit) for Federal income taxes of $980 is reconciled to the tax calculated at the statutory rate of 21% as follows:

	June 30, 2021	June 30, 2020
Federal taxes based on net loss
Before Federal tax expense	$(395,676)	$(980)
Add tax on the following:

Temporary differences	(16,540)	–

Change in deferred taxes from net operating loss	413,196	–

Provision for Federal Income Taxes	$980	$(980)

F-10

Significant components of deferred income tax assets and liabilities follows:

	June 30, 2021	June 30, 2020
Deferred tax liability	$–	$–
Net operating loss carryover	396,656	980
Temporary differences	16,540	–
Valuation allowance	(413,196)	–
Net deferred tax asset (liability)	$–	$980

Note 5 Leases and Commitments

The Company entered into a lease agreement effective November 1, 2020 for a facility located in Cedar Park, Texas. The lease is a thirteen-month lease with twelve monthly payments beginning on December 1, 2020. Base payments of $1,500 plus the Company’s share of reimbursable expenses are due on the first day of each month. Reimbursable expenses including taxes, insurance, CAM and association fees. The Company’s share of reimbursable expenses are estimated using $9 per rentable square feet. Monthly lease payments including the additional charge are $3,750. The lease is classified as an operating lease under FASB ASC 842 and a right of use asset is recorded on the balance sheet of $17,030 as of June 30, 2021 and a liability of $18,472 is recorded on the balance sheet as of June 30, 2021. Operating lease costs for the year ended June 30, 2021 and the period from June 11 (inception) through to June 30, 2020 were $27,692 and $0, respectively. The lease has a renewal option, which extends the terms for an additional year with a monthly base payment increasing to $1,750. The Company does not anticipate exercising the option.

The Company recorded a right-of-use asset.

The Right-of-use assets are summarized below:

June 30, 2021
Office Lease	$43,354
Less accumulated amortization	(26,324)
Right-of-use, net	$17,030

Amortization on the right-of -use asset is included in office and administrative expenses on the statements of operations.

Operating lease liabilities are summarized below:

June 30, 2021
Office Lease	$18,472
Less: current portion	(18,472)
Long term portion	$–

Following is a maturity of annual undiscounted cash flows for operating lease liabilities as of June 30, 2021.

Maturing in fiscal year-ended June 30, 2022	18,750
Total	18,750
Less: Imputed interest	(278)
Liability recognized in the balance sheet	$18,472

F-11

The Company also entered into a lease agreement effective February 1, 2021 for a facility located in West Lafayette, Indiana. The lease is a twelve month lease with ten monthly payments beginning on April 1, 2021. Base payments of $1,100 are due on the first day of each month along with an initial fee of $250. The lease is classified as a short-term lease under FASB ASC 842 and is not reflected on the balance sheet. Lease costs for the year ended June 30, 2021 and the period June 11, 2020 (inception) through to June 30, 2020 were $3,550 and $0, respectively. The lease has a renewal option, which extends the terms for an additional year with the monthly base payment increasing by 3%. The Company does not anticipate exercising the option.

The Company has subleased space in the facility located in Cedar Park, Texas. The agreement is a month-to-month rental that provides for monthly rental payments of $1,000. Rental income for the year ended June 30, 2021 and for the period June 11, 2020 (inception) through to June 30, 2020 was $6,000 and $0, respectively.

Note 6 Related Party Transactions

Compensation for Management services provided by the Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Operating Officer, President and Secretary, Chief Marketing Officer and Sales Director for the year ended June 30, 2021 was as follows:

	For the Year Ended June 30, 2021	Amount paid Year Ended June 30, 2021	Amount owed as of June 30, 2021
Chief Executive Officer	$200,000	$133,333	$66,667
Chief Financial Officer and Treasurer	20,000	–	20,000
Chief Operating Officer	18,333	10,000	8,333
President and Secretary	80,000	–	80,000
Chief Marketing officer and Sales Director	40,000	–	40,000
	$358,333	$143,333	$215,000

On July 29, 2020, the Company borrowed $150,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate 6% per annum. The note and accrued interest shall be paid on the date that is one year after the maturity date of July 28, 2023 or within five days after the Company has received gross proceeds of at least $1,000,000 from the sale of common stock. Interest accrued on the note as of June 30, 2021 and June 30, 2020 was $8,388 and $0, respectively.

During the year ended June 30, 2021, the Company incurred expenses for accounting services in the amount of $58,149 to Edward C. Hawkins & Co., Ltd., an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2021 and June 30, 2020, the Company owed Edward C. Hawkins & Co., Ltd. $58,149 and $0, respectively.

During the year ended June 30, 2021, the Company incurred expenses for legal services in the amount of $13,012 to Hawkins and Company LLC, an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2021 and June 30, 2020, the Company owed Hawkins and Company LLC $638 and $0, respectively.

During the year ended June 30, 2021, the Company incurred expenses for consulting services in the amount of $115,727 to Integra Ventures LLC, an entity fully owned by a partial owner of IdentifySensors Fresh Food Enterprises LLC. As of June 30, 2021 and June 30, 2020, the Company owe Integra Ventures LLC $21,033 and $0, respectively.

During the year ended June 30, 2021, the Company incurred expenses for software development in the amount of $81,000 to MCO Advantage, Ltd., an entity owned 50% by the Chief Executive Officer and 50% by another related party. The balance owed to MCO Advantage, Ltd. as of June 30, 2021 and June 30, 2020 was $0 and $0, respectively.

During the year ended June 30, 2021, the Company incurred expenses for consulting and bookkeeping services in the amount of $10,000 to Healthcare Office Systems Inc., an entity fully owned by a related party. The balance owed to Healthcare Office Systems Inc. as of June 30, 2021 and June 30, 2020 was $0 and $0, respectively.

F-12

Note 7 Stockholders’ Equity

Authorized Capital Stock

On June 11, 2020, the Company filed a Certificate of Incorporation with the State of Delaware to authorize the Company to issue 400,000,000 shares, consisting of 350,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock. The Company has two classes of common stock Reg. A and Reg. D. Both classes have the same voting rights and the same per share price of $4.25 as of June 30, 2021. Reg. D investors can qualify to receive warrants whereas Reg. A investors cannot.

Common Stock

2021 Stock Issuances

During the year ended June 30, 2021, the Company had the following common stock transactions:

•	Issued 42,657,149 shares of common stock for total cash proceeds of $1,686,174
•	Issued 2,192,290 shares of common stock associated with a restricted stock award to consultants of the Company

2020 Stock Issuances

During the period from June 11, 2020 (inception) through June 30, 2021, the Company did not have any common stock transactions:

Stock Options

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, consultants of the Company were awarded Restricted Stock Awards in 2020. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the issue date, which for stock awards during the year ended June 30, 2021 was $.001 per share. The stock was not traded in an open market on the date of grant and fair value has been determined by the Board of Directors. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

Total shares issuable under the plan were 9,722,222 at June 30, 2021, and 7,770,000 shares were granted during the year ended June 30, 2021.

A summary of the changes in the Company’s awarded shares for the year ended June 30, 2021 follows:

	Shares	Fair Value
Outstanding as of June 30, 2020	–	$–
Granted	7,770,000	7,770
Forfeited	–	–
Outstanding as of June 30, 2021	5,577,709	5,578
Exercisable as of June 30, 2021	2,192,291	$2,192

The fair value of performance-based and time-based restricted stock awards units granted during the year ended June 30, 2021 are as follows:

Restricted stock awards (performance-based)	$–
Restricted stock awards (time-based)	$7,770

As of June 30, 2021, there was $5,578 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of .63 years.

F-13

On March 10, 2021, the Company granted a non-statutory stock option to purchase 12,500 shares of common stock at an exercise price of $4.00 per share. 1,250 shares vest immediately with the remaining 11,250 shares vesting over 5 equal quarterly installments commencing June 30, 2021. The Company cannot reliably estimate the fair value of the services received from the grantee.

Accordingly, the non-statutory stock option has been recorded at the fair market value of the option granted.

The following summarizes the number of shares of the option during the year ended June 30, 2021 and the period from June 11, 2020 (inception) through to June 30, 2020:

Number of Shares
Outstanding, June 11, 2020:
Granted:
Expired or Forfeited:	–
Exercised:	–
Outstanding, June 30, 2020:	–
Granted:	12,500
Expired or Forfeited:	–
Exercised:	–
Outstanding, June 30, 2021:	12,500

Exercisable, June 30, 2021:	3,500

No options expired during the year ended June 30, 2021 or the period ended June 30, 2020.

The following summarizes the vesting schedules for the options:

Date of Grant	Number of Shares	Exercise Price	Percent Vested at Date of Grant	Percent Vested Monthly Thereafter	Expiration Date
March 10, 2021	12,500	$4.00	10.00%	6.00%	March 9, 2031

All options vest as described above, provided the Optionee continues to provide continuous service to the Company.

The average remaining contractual life of the options outstanding was 9.70 years and 0 years as of June 30, 2021 and June 30, 2020, respectively.

The options are reported at fair value as determined at a valuation of $4.05 per share using the Black-Scholes method. An expected price volatility of 124%, a risk-free interest rate of 1.94%, and a dividend yield of 0% was used in the calculation of the fair value.

At June 30, 2021, the intrinsic value of the outstanding options was $3,125.

Warrants

Warrants the Company issues for services provided are recorded as compensation expense and included in office and administrative expense on the statements of operations. Compensation expense for warrants issued for the year ended June 30, 2021 and the period June 11, 2020 (inception) through to June 30, 2020 was $68,850 and $0, respectively.

The Company also issues warrants to common stockholders as part of a Regulation D offering based on specified levels of investment, which are detailed as follows:

Amount Invested	Number of Warrants	Exercise Price (per share)	Aggregate Exercise Price
$100,000 to 199,999	4,750	$5.25	$24,937.50
$200,000 to 299,999	11,425	$5.25	$59,981.25
$300,000 to 399,999	20,000	$5.25	$105,000.00
$400,000 or more	30,475	$5.25	$159,993.75

F-14

The cost associated with these warrants are classified as finance cost. Finance costs for the year ended June 30, 2021 and the period June 11, 2020 (inception) through to June 30, 2020 were $64,588 and $0, respectively.

During the year ended June 30, 2021, the Company issued 50,925 warrants consisting of 22,500 shares for compensation and 28,425 shares to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $4.70 per share. All warrants outstanding are exercisable as of June 30, 2021.

The following summarizes the number of shares of warrants during the year ended June 30, 2021 and the period from June 11, 2020 (inception) through to June 30, 2020:

Number of Warrants
Balance at June 11, 2020:	–
Granted:	–
Exercised:	–
Expired:	–
Balance at June 30, 2020:	–
Granted:	50,925
Exercised:	–
Expired:	–
Balance at June 30, 2021:	50,925

The fair value of the warrants outstanding at June 30, 2021, using the Black-Scholes method, is estimated at $133,438. An expected average price volatility of 92%, an average risk-free interest rate of 1.85%, and a dividend yield of 0% was used in the calculation of the fair value.

The intrinsic value of the warrants as of June 30, 2021 is $5,625.

Note 8 Subsequent Events

Management has evaluated subsequent events through March 18, 2022, the date the financial statements were available to be issued.

On August 2, 2021, the Company entered into a Release of Claims Agreement whereby all stock awards granted to an individual awardee on July 9, 2020 ceased vesting. The Company and the awardee agreed that the total shares vested and earned as of the date of the agreement is 1,388,888.

The Company has undertaken an offering of Common Stock which is exempt from registration with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under Regulation A. Regulation A requires that the Company file a Semi-Annual Report on Form 1-SA and an Annual Report on Form 1-K. The Company was obligated to file its first Semi Annual Report for the period ended December 31, 2020 on or before 90 days after the end of the period. The Company was obligated to file its Annual Report for the year ended June 30, 2021 within 120 days after the end of the year. The Company did not file such reports on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of Common Stock. The Company may be obligated to offer rescission to investors who purchased shares during the period such filings were late and return the amount invested.

The Company estimates that an aggregate of approximately $206,000 was invested during the period from March 31, 2021, the date the Semi Annual Report on Form 1-SA was due, through March 3, 2022, the date on which the Company stopped accepting Regulation A subscriptions. The Company will re-commence accepting subscriptions for common stock in the Regulation A offering upon filing of this Annual Report and the filing of a Post-Qualification Amendment to its Form 1-A to update the Offering Circular.

On September 1, 2021, the Company granted an option to purchase 2,000 shares of common stock at an exercise price of $5.25 per share. 2,000 shares vest immediately.

On September 1, 2021, the Company granted an option to purchase 10,000 shares of common stock at an exercise price of $4.25 per share. 0 shares vest immediately with the remaining 10,000 shares vesting over 5 equal quarterly installments commencing November 1, 2021.

F-15

On October 8, 2021, the Company granted an option to purchase 100,000 shares of common stock at an exercise price of $4.25 per share. 0 shares vest immediately with the remaining 100,000 shares vesting upon the date of successful completion of the Covid Sensor and Fish Sensor projects as determined by the CEO.

On December 17, 2021, the Company granted an option to purchase 30,000 shares of common stock at an exercise price of $5.25 per share. 0 shares vest immediately with the remaining 30,000 shares vesting over 12 equal quarterly installments commencing January 1, 2022.

On January 5, 2022, the Company granted an option to purchase 20,000 shares of common stock at an exercise price of $4.25 per share. 0 shares vest immediately with the remaining 20,000 shares vesting over 12 equal quarterly installments commencing January 5, 2022.

On January 7, 2022, the Company granted an option to purchase 30,000 shares of common stock at an exercise price of $4.25 per share. 0 shares vest immediately with the remaining 30,000 shares vesting over 8 equal quarterly installments commencing February 1, 2022.

On January 19, 2022, the Company granted an option to purchase 30,000 shares of common stock at an exercise price of $4.00 per share. 0 shares vest immediately with the remaining 30,000 shares vesting over 8 equal quarterly installments commencing February 19, 2022.

The Company has offered and sold shares of common stock pursuant to exemptions from registration under the Securities Act of 1933 (the “Securities Act”). One offering has been conducted under Regulation A and one under Regulation D, both of which are promulgated under the Securities Act. The Company is offering an aggregate of up to $50,000,000 of common stock in both offerings. As of June 30, 2021, the Company raised an aggregate of $1,617,386 in both offerings.

Pursuant to Regulation A, the Company offered shares of common stock at $4.25 per share and through June 30, 2021 sold 3,297 shares of common stock for $14,012. In addition, the Company has received subscriptions for an additional 18,588 shares of common stock for an aggregate purchase price of $88,999, the proceeds of which remain in escrow and have not yet been transferred to the Company.

Pursuant to Regulation D the Company also offered and sold shares of common stock at $4.25 per share but additionally granted warrants to purchase common stock to purchasers who achieved certain levels of investment. See “Warrants” in Note 7 above. In the Regulation D offering, as of June 30, 2021, the Company sold 377,248 shares of common stock for aggregate proceeds of $1,603,374.

Between October 1, 2021 and January 24, 2022, the Company issued to stockholders who purchased shares through the Regulation D offering warrants to purchase an aggregate of 106,625 shares of common stock at an exercise price of $5.25 per share with an exercise period of three years.

F-16

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 8, 2022.

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Dr. Gregory Hummer
Dr. Gregory Hummer,
Chief Executive Officer and Director

Date: April 8, 2022

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Gregory Hummer	Chief Executive Officer and Director	April 8, 2022
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	April 8, 2022
Ann M. Hawkins

34